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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

April 19, 2011

Dear Stockholder:

        We cordially invite you to attend Sonus Networks, Inc.'s annual meeting of stockholders. The meeting will be held on Thursday, June 2, 2011, at 10:00 a.m., local time, at The Westin Waltham Boston, 70 Third Avenue in Waltham, Massachusetts.

        The notice of annual meeting and proxy statement accompanying this letter describes the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which constitutes our annual report to our stockholders, is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying proxy statement.

        Thank you for your support.

Sincerely,

Raymond P. Dolan
President and Chief Executive Officer

SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 2, 2011

To the Stockholders of Sonus Networks, Inc.:

        The 2011 annual meeting of stockholders of Sonus Networks, Inc. will be held on Thursday, June 2, 2011 at 10:00 a.m., local time, at The Westin Waltham Boston, 70 Third Avenue in Waltham, Massachusetts. At the meeting, we will consider and vote upon the following proposals to:

  1.
  Elect eight nominees for director to hold office until the 2012 annual meeting of stockholders;

  2.
  Ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2011;

  3.
  Approve, on a non-binding advisory basis, the compensation of our named executive officers as discussed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the accompanying Proxy Statement;

  4.
  Approve, on a non-binding advisory basis, the frequency with which to hold future advisory votes on the compensation of our named executive officers; and

  5.
  Transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

        These items are more fully described in the following pages, which are a part of this Notice. Stockholders of record at the close of business on April 6, 2011 are entitled to attend and vote at the 2011 annual meeting. All stockholders are encouraged to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, your vote is important.

        Stockholders of record may vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage-paid envelope. Any stockholder attending the meeting may vote in person, even if you have already voted on the proposal described in this Proxy Statement, and proof of identification will be required to enter the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 6, 2011, the record date for voting. Please note that cameras and other recording equipment will not be permitted at the meeting.

By Order of the Board of Directors,

Westford, Massachusetts	Wayne Pastore
April 19, 2011	Senior Vice President and Chief Financial Officer

        This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about April 21, 2011 to all stockholders entitled to vote. The Sonus Networks, Inc. 2010 Annual Report on Form 10-K, which includes our financial statements and constitutes our annual report to our stockholders, is being mailed with this Proxy Statement.

        Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on June 2, 2011: The Proxy Statement and the 2010 Annual Report to Stockholders are available at www.proxyvote.com.

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SONUS NETWORKS, INC.
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

        Our Board of Directors, or our Board, is soliciting proxies for the annual meeting of stockholders of Sonus Networks, Inc. (Sonus, Sonus Networks, our, we, us or the Company) to be held on Thursday, June 2, 2011, and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

        You have received these proxy materials because our Board is soliciting your vote at the 2011 annual meeting of stockholders. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

When and where is the meeting?

        The 2011 annual meeting of the stockholders of the Company will be held on Thursday, June 2, 2011 at 10:00 a.m., local time, at The Westin Waltham Boston, 70 Third Avenue in Waltham, Massachusetts.

Who may vote at the meeting?

        Stockholders of record at the close of business on April 6, 2011 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on April 6, 2011, 278,371,736 shares of our common stock were outstanding. A list of our stockholders will be available for inspection at our corporate offices at 4 Technology Park Drive, Westford, Massachusetts prior to the meeting.

How many shares must be present to hold the meeting?

        A majority of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

        There are four proposals scheduled to be voted on at the meeting:

  •
  The election of eight nominees for director to hold office until the 2012 annual meeting of stockholders;

  •
  The ratification of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2011;

  •
  The non-binding advisory vote on the compensation of our named executive officers as discussed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement; and

  •
  The non-binding advisory vote on the frequency with which to hold future advisory votes on the compensation of our named executive officers.

        Please see "Proposal 1—Election of Directors" beginning on page 6 of this Proxy Statement; "Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm" beginning on page 10 of this Proxy Statement; "Proposal 3—A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers" beginning on page 11 of this Proxy Statement; and "Proposal 4—A Non-Binding Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers" beginning on page 12 of this Proxy Statement.

How does the Board of Directors recommend that I vote?

        Our Board recommends that you vote your shares:

  •
  "For" the election of each of the nominees to our Board;

  •
  "For" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

  •
  "For" the approval, on a non-binding advisory basis, of the compensation paid to the named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement; and

  •
  "For" the approval, on a non-binding advisory basis, of holding future advisory votes on the compensation of our named executive officers every year.

What vote is required to approve each matter and how are votes counted?

        Election of Directors.    To be elected, each of the eight nominees for director must receive a plurality of the votes of the shares of common stock present or represented and entitled to vote at the annual meeting. Abstentions are not counted for purposes of electing directors. You may vote "For" all nominees, "Withhold" your vote from all nominees, or vote "For" one or more nominees and "Withhold" your vote from one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote. Please note that if you are a beneficial owner of our common stock and your stock is held through a broker, that broker is not permitted to vote your shares on the election of directors without your instruction if it is a member of the New York Stock Exchange, or NYSE (even though our stock is listed on NASDAQ Global Select Market, or NASDAQ Stock Market). This is because the NYSE rules were changed in 2009 to treat uncontested elections of directors as a "non-routine" matter, which means that your broker has no power to vote your shares on the election if, as is likely, it is a member of the NYSE. Therefore, if a beneficial owner of our common stock fails to instruct his or her broker on how to vote for the Board's nominees, that beneficial owner's shares cannot be voted on this matter—in other words, your broker's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

        Ratification of the Appointment of Deloitte & Touche LLP to Serve as Sonus Networks' Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011.    The affirmative vote of a majority of the shares of common stock present or represented at the 2011 annual meeting of stockholders and entitled to vote as of April 6, 2011 will be required to approve the ratification of Sonus Networks' independent registered public accounting firm. You may vote "For", "Against", or "Abstain" from voting on the proposal to ratify our independent registered public accounting firm for the fiscal year ending December 31, 2011. Abstaining from the voting on this proposal will have the effect of a vote against ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

        A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers.    Votes on the compensation of our named executive officers are non-binding, as provided by law. However, our Board and the Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The votes cast "For" the advisory vote on the compensation of our named executive officers must exceed the votes cast "Against" the advisory vote on such compensation, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement. Abstentions and broker non-votes do not constitute a vote "For" or "Against" the proposal and will be disregarded in the calculation of votes cast.

        A Non-Binding Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers.    Votes on the frequency with which the advisory vote on the compensation of our named executive officers should be held are non-binding. However, our Board will review and consider the outcome of this vote when making determinations as to when we will again submit the advisory vote on the compensation of our named executive officers to stockholders for approval at the annual meeting of stockholders. The particular frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast (whether every year, once every two years, or once every three years) will be the frequency of the advisory vote on the compensation of our named executive officers that stockholders approve. Abstentions and broker non-votes do not constitute a vote for any particular frequency.

What are broker non-votes and what is the effect of broker non-votes?

        Brokers have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner—on routine matters, such as ratification of independent registered public accounting firms, but not on other, non-routine matters. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. As noted above, the election of directors is a "non-routine" matter for which brokers may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold directly or through a broker, bank or other custodian. We encourage you to read the Proxy Statement and the 2010 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or custodian if you want your vote for director nominees to count.

How can I vote my shares in person at the meeting?

        Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from your broker and bring it to the annual meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

        Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may vote in any of the following ways:

  •
  You may vote by mail.  You may complete, date and sign the proxy card and promptly mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this

    Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

  •
  You may vote over the Internet.  If you have Internet access, you may vote your shares from any location in the world by following the instructions set forth on your proxy card. If you vote on the Internet, please do not return your proxy card.

  •
  You may vote by telephone.  If you are located in the United States or Canada, you may vote your shares by following the instructions set forth on your proxy card. If you vote by telephone, please do not return your proxy card.

        Telephone and Internet voting will be available until 11:59 p.m., Eastern Daylight Time on June 1, 2011.

        If your shares are held in the name of a broker, bank or other custodian, please follow the voting instructions on the forms you receive from your record holder. The availability of voting by Internet or telephone will depend upon their voting procedures.

        Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2011 annual meeting.

How can I change my vote?

        You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sonus or to third parties, except:

  •
  As necessary to meet applicable legal requirements;

  •
  To allow for the tabulation and certification of votes; and

  •
  To facilitate a successful proxy solicitation.

        Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

What are the directions to the meeting?

        The Westin Waltham Boston, 70 Third Avenue, Waltham, Massachusetts 02451, telephone: (781) 290-5600.

  From the East

        Take I-95 North to Exit 27A (Totten Pond Road). Go over the bridge and at the first set of lights, turn right onto Third Avenue. The hotel will be on the left.

  From the West

        Take I-90/Massachusetts Turnpike to I-95 North. Take Exit 27A (Totten Pond Road). Make a sharp right onto Third Avenue and the hotel will be on the left.

  From the South

        Take Route 84 East to I-90 (Massachusetts Turnpike). Continue to I-95/Route 128 North. Exit at 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue and the hotel will be on the left.

  From Boston Logan International Airport

        Follow the signs to the Ted Williams Tunnel then to I-90 West. Continue to I-95/Route 128 North. Exit at 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue and the hotel will be on the left.

Proposal 1—ELECTION OF DIRECTORS

Board of Directors

        Our Board is presently composed of nine members, eight of whom are independent within our director independence standards, which meet the director independence standards of the NASDAQ Stock Market Marketplace Rules. On April 14, 2011, Paul Severino notified us of his decision to retire from the Board, effective immediately prior to this year's 2011 annual meeting of stockholders. His decision is not due to any disagreement with us or the Board. On April 14, 2011, the Board approved a reduction in the size of the Board from nine to eight directors, effective immediately prior to this year's 2011 annual meeting of stockholders.

        At our 2009 annual meeting of stockholders, our stockholders voted to declassify our Board by this year's annual meeting of stockholders. Since our directors are no longer elected on a staggered basis, each of the directors elected at the 2011 annual meeting of stockholders will serve for a term of one year, expiring at the 2012 annual meeting of stockholders.

        At the 2011 annual meeting of stockholders, all of our directors will be elected to hold office in accordance with our Fourth Amended and Restated Certificate of Incorporation, as amended. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee declines or is unable to serve as a director at the time of the annual meeting, such shares will be voted for the election of such substitute nominee as our Board may propose. It is not presently expected that the nominees named below will be unable or will decline to serve as a director. Under Delaware law, the affirmative vote of the holders of a plurality of shares of common stock voting on this matter at the annual meeting (i.e., the largest number of votes cast) is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the election to the Board of Directors of each of the following nominees.

 Nominees Up For Election—Background and Qualifications

        The Board proposes the election of the following eight directors of the Company to hold office until the 2012 annual meeting of stockholders. Below is information about each nominee, including biographical data for at least the last five years.

        James K. Brewington, 67, has been a director since May 2009. Mr. Brewington is a veteran of the global communications market with over 40 years of industry experience at AT&T Inc. and Lucent Technologies before his retirement in 2007. From mid-2004 until his retirement from Lucent Technologies, Mr. Brewington was President of the then newly-formed Developing Markets group, tasked with expanding the revenue base beyond domestic borders, reflecting his prior success in building out their global footprint. Prior to this, he was President of Lucent Technologies' Mobility Solutions division, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management, and business and product management. Mr. Brewington joined Lucent Technologies in 1996. He began his career at AT&T Inc. in 1968, and over the ensuing years held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories. Mr. Brewington serves on the Boards of Directors for Kopin Corporation and four privately-held companies. He also advises several technology startup companies. He has served on the boards of the U.S.-Saudi Arabian Business Council and INROADS/North Jersey, Inc., a non-profit organization that trains minority youth for careers in business and industry. He is a member of the Cellular

Telecommunications Industry Association, or CTIA, and the CTIA Wireless Foundation. Mr. Brewington has a Master of Business Administration from Seattle University, a Master of Science from Stanford University (Sloan Fellow) and a Bachelor of Arts from the College of Idaho.

        Based primarily upon Mr. Brewington's extensive executive management and leadership experience in the telecommunications industry; strong risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Brewington, the Board has determined that Mr. Brewington is well-qualified to continue serving as a director of Sonus.

        John P. Cunningham, 73, has been a director since September 2004. In June 2002, Mr. Cunningham retired from Citrix Systems, Inc., a global leader in virtual workplace software and services. From May 2001 to June 2002, Mr. Cunningham was Senior Vice President, Finance and Operations of Citrix Systems, Inc. He joined Citrix Systems, Inc. in November 1999 as Senior Vice President, Finance and Administration and served in that capacity until May 2001. From 1998 to June 1999, Mr. Cunningham served as Executive Vice President and Chief Financial Officer of Wang Global, a worldwide provider of network services. Prior to joining Wang Global, he served as Chief Financial Officer of Whirlpool Corporation from 1996 to 1998 and Chief Financial Officer of Maytag Corporation from 1994 to 1996. Mr. Cunningham has also held various management positions, including Controller, at International Business Machines. He currently serves as a member of the Board of Directors of Smart Disk Corporation as well as its Audit Committee. Mr. Cunningham has a Master of Business Administration from New York University and a Bachelor of Science from Fordham University.

        Based primarily upon Mr. Cunningham's extensive executive management and leadership experience as chief financial officer of various companies; strong accounting, financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Cunningham, the Board has determined that Mr. Cunningham is well-qualified to continue serving as a director of Sonus.

        Raymond P. Dolan, 53, has been our President, Chief Executive Officer and a director since October 2010, and is responsible for the strategic direction and management of our company. Mr. Dolan has nearly 25 years of experience in the telecommunications industry, having served in senior leadership positions at QUALCOMM Incorporated, Nextwave Wireless and BellAtlantic/NYNEX Mobile. From January 2006 to January 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM/Flarion Technologies, a developer of mobile broadband communications technologies, as well as Senior Vice President of QUALCOMM Incorporated. Prior to its acquisition by QUALCOMM in 2006, Mr. Dolan served as Chairman and Chief Executive Officer of Flarion Technologies. Before his role at Flarion Technologies, from 1996 to 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to that, he spent eight years at BellAtlantic/NYNEX Mobile, serving in numerous roles of increasing responsibility, most recently as Executive Vice President of Marketing. He began his career in the telecommunications industry at PacTel Cellular as a Manager of Network Operations. Mr. Dolan also served as an officer in the United States Marine Corps, where he spent more than seven years as a tactical jet pilot. He currently serves on the Board of Directors and is Chairman of the Nominating and Corporate Governance Committee of American Tower Corporation and the Board of Directors and Compensation Committee of NII Holdings, Inc. Mr. Dolan graduated from the U.S. Naval Academy with a degree in Mechanical Engineering and also holds a Master of Business Administration from the Columbia University School of Business.

        Based primarily upon Mr. Dolan's extensive executive management and leadership experience as our President and Chief Executive Officer and as the Chief Executive Officer of QUALCOMM/Flarion Technologies; strong financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Dolan, the Board has determined that Mr. Dolan is well-qualified to continue serving as a director of Sonus.

        Beatriz V. Infante, 57, has been a director since January 2010. Ms. Infante has served as the Chief Executive Officer and a director of ENXSUITE since May 2010. From January 2009 to May 2010, Ms. Infante served as the Chief Executive Officer of BusinessExcelleration LLC. She was previously the Chief Executive Officer and a director of VoiceObjects Inc. (now Voxeo Corporation) from March 2006 to December 2008. From December 2004 to June 2005, Ms. Infante served as Chief Executive Officer and a director of Sychron Inc., which was sold to an investor group. From October 1998 to October 2003, Ms. Infante held various positions with Aspect Communications, including the roles of Chairman, President and Chief Executive Officer. Ms. Infante was also an Executive-in-Residence at U.S. Venture Partners, a leading Silicon Valley venture capital firm, from August 2009 to May 2010. She currently serves on the Advisory Committee to the Princeton University School of Engineering and Applied Science and is an advisor and investor in several early-stage technology companies. Ms. Infante also serves on the Board of Directors of three private companies. Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science in Engineering and Computer Science from California Institute of Technology.

        Based primarily upon Ms. Infante's extensive executive management and leadership experience as chairman and chief executive officer of various companies; strong financial, risk analysis, corporate governance and administrative skills and experience; as well as those demonstrated attributes discussed above and the leadership skills and other experience of Ms. Infante, the Board has determined that Ms. Infante is well-qualified to continue serving as a director of Sonus.

        Howard E. Janzen, 57, has been a director since January 2006 and the Chairman of the Board since December 2008. Since October 2002, Mr. Janzen has served as President and Chief Executive Officer of Janzen Ventures, Inc., a private investment business venture. Mr. Janzen was the Chief Executive Officer of One Communications Corp., a supplier of integrated advanced telecommunications solutions to businesses, from March 2007 until its sale on April 1, 2011, and served on the Board of Directors of One Communications from June 2007 until the April 1, 2011 sale. He served as President of Sprint Business Solutions, the business unit serving Sprint Corporation's business customer base with almost 10,000 employees and $12 billion in annual revenue from January 2004 to September 2005. From May 2003 to January 2004, he was President of Sprint Corporation's Global Markets Group, responsible for Sprint Corporation's long distance service for both consumer and business customers. From 1994 until October 2002, Mr. Janzen served as President and Chief Executive Officer, and Chairman from 2001, of Williams Communications Group, Inc., a high technology company, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in April 2002 and emerged from bankruptcy in October 2002 as WilTel Communications Group, Inc. Mr. Janzen currently serves as a member of the Board of Directors, the Compensation Committee and the Corporate Governance Committee of Global Telecom & Technology, Inc.; and a member of the Board of Directors and Compensation Committee of Macrosolve, Inc. Mr. Janzen also serves as a member of the Board of Directors of four privately-held companies. He also serves on the Governor's Science and Technology Council for the State of Oklahoma and is a Commissioner and Chairman of the Global Information Infrastructure Commission. Additionally, Mr. Janzen serves as a member on the Boards of Directors of the following non-profit organizations—Hillcrest Healthcare System, Morningside Foundation and Heart of America Boy Scout Council. Mr. Janzen received his Bachelor of Science and Master of Science degrees in Metallurgical Engineering from the Colorado School of Mines. He also has completed the Harvard Business School Program for Management Development.

        Based primarily upon Mr. Janzen's extensive executive management and leadership experience as president and chief executive officer of various companies; strong strategic planning, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Janzen, the Board has determined that Mr. Janzen is well-qualified to continue serving as a director of Sonus.

        John A. Schofield, 62, has been a director since January 2009. From 1999 to 2005, Mr. Schofield served as President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc., a leading supplier of next-generation edge access equipment and multi-service broadband solutions for the telecommunications industry. From 1992 to 1999, Mr. Schofield served as Senior Vice President and then President of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions, and integration services for broadband and multiservice networks. He also serves as the Chairman of the Board of Directors of Integrated Device Technology, Inc., as well as a member of its Compensation Committee and its Governance and Nominating Committee. Mr. Schofield has a Bachelor of Science in Electrical Engineering from the NSW Institute of Technology in Sydney, Australia and is a graduate of Raytheon's Management Development Program.

        Based primarily upon Mr. Schofield's extensive executive management and leadership experience as president of various companies; strong risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Schofield, the Board has determined that Mr. Schofield is well-qualified to continue serving as a director of Sonus.

        Scott E. Schubert, 57, has been a director since February 2009. From 2005 until June 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high technology company, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in April 2002 and emerged from bankruptcy in October 2002 as WilTel Communications Group, Inc. Mr. Schubert also served as head of BP Amoco's Global Financial Services, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies. Mr. Schubert also served on the Board of Directors and as Chairman of the Audit Committee of a privately-held company. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics in 1976. He also earned his Bachelor of Science degree at Purdue University in 1975, with dual majors in Engineering and Accounting.

        Based primarily upon Mr. Schubert's extensive executive management and leadership experience as chief financial officer of various companies; strong accounting, financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Schubert, the Board has determined that Mr. Schubert is well-qualified to continue serving as a director of Sonus.

        H. Brian Thompson, 72, has been a director since October 2003. Mr. Thompson has been Executive Chairman of Global Telecom and Technology, Inc., a global telecommunications network integrator, since October 2006. He continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International, one of the largest independent telecommunications operators serving all of Latin America. He also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 to September 2000. Mr. Thompson was Chairman and Chief

Executive Officer of LCI International, Inc. from 1991 until its merger with Qwest Communications International Inc. in June 1998. Subsequent to such merger, Mr. Thompson became Vice Chairman of the Board of Directors for Qwest Communications International, Inc. until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990. Prior to MCI Communications Corporation, he was a management consultant with the Washington, D.C. offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the Board of Directors and the Compensation Committee of Axcelis Technologies, Inc.; a member of the Board of Directors, the Compensation Committee and the Audit Committee of ICO Global Communications (Holdings) Ltd.; and a member of the Board of Directors, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee of Penske Automotive Group, Inc. Mr. Thompson is a member of the Board of Trustees for the Lab School of Washington & Baltimore Lab. He was a former chairman of the U.S. Competitive Telecommunications Association and also served on the University of Massachusetts Chancellor's Executive Committee, as a member of the Boards of Trustees of Capitol College in Laurel, Maryland, and the St. Stephens and St. Agnes School Foundation in Alexandria, Virginia. He received his Master of Business Administration from Harvard University's Graduate School of Business, and received an undergraduate degree in chemical engineering from the University of Massachusetts.

        Based primarily upon Mr. Thompson's extensive executive management and leadership experience as chief executive officer of various companies; strong financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Thompson, the Board has determined that Mr. Thompson is well-qualified to continue serving as a director of Sonus.

        Our directors are a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside of the United States, as well as experience on other companies' boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience as members on the board of directors of non-profit and philanthropic institutions, which brings unique perspectives to our Board and provides insight into issues faced by companies.

        The Nominating and Corporate Governance Committee and the Board believe that the above-mentioned attributes, leadership skills and other diverse experiences of its Board members collectively provide the Company with the perspectives and judgment necessary to guide the Company's strategies and governance principles and to monitor their execution.

Proposal 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking our stockholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2011. Deloitte & Touche LLP has acted in this capacity since August 2005. Representatives of Deloitte & Touche LLP are expected to be present at the 2011 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, our Audit Committee may reconsider this appointment.

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Proposal 3—A NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our stockholders to approve an advisory resolution on the Company's executive compensation as reported in this Proxy Statement. Our executive compensation programs are designed to support the Company's long-term success. As described below in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

  •
  Offer compensation opportunities that attract highly talented executives;

  •
  Motivate individuals to perform at their highest levels;

  •
  Reward outstanding initiative and achievement;

  •
  Reinforce critical measures of performance derived from our business strategy and key success factors;

  •
  Provide a total rewards package to our executives that is competitive with our peer companies;

  •
  Assemble and maintain a senior leadership team with the skills necessary to successfully execute our business strategy, maintain our competitiveness, and increase the long-term market value of our Company; and

  •
  Connect compensation to performance by providing incentives that promote short- and long-term financial stability to continuously enhance stockholder value.

The Compensation Committee has overseen the development and implementation of our executive compensation program. We have designed our compensation program to directly link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in stockholder value.

        With our core compensation principles in mind, the Compensation Committee took compensation actions, including the following:

  •
  With the exception of base salary for our new hires in fiscal year 2010, which was increased to be commensurate with that of our peer group in order to attract such new hires to the Company, we generally froze base salary increases for our named executive officers at fiscal year 2008 and 2009 levels;

  •
  The base salaries of our named executive officers are generally set at or below the market median;

  •
  While the target annual cash incentives and target long-term incentives have been competitive with our peer group, with the exception of hew hires, our executive officers have generally been compensated below target levels and below that of our peer group and survey market references;

  •
  We structured our annual cash incentive awards for fiscal year 2010 to reflect the forecasted performance of our Company rather than simply basing the awards on historical results; and

  •
  We limited the amounts payable under new severance agreements that we enter into with our executive officers to a maximum of two times base salary and bonus and do not provide for the gross-up of any payments to cover payroll-related taxes under such agreements.

Compensation actions like those described above evidence our philosophy of aligning executive compensation with Company performance and increasing long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

        We urge stockholders to read the "Compensation Discussion and Analysis" section below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables and related narratives, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" section are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company's success. Accordingly, for the reasons set forth above, we are asking our stockholders to approve the following advisory resolution at the 2011 annual meeting of stockholders:

  RESOLVED, that the stockholders of Sonus Networks, Inc. (the "Company") approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis" section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company's 2011 annual meeting of stockholders.

        This vote is not intended to address any specific element of compensation, but rather our overall policies and procedures relating to the named executive officers. Because your vote is advisory, it will not be binding upon the Board. The Board and the Compensation Committee will, however, review carefully and take into account the outcome of this "say on pay" vote when considering future compensation arrangements.

        The Board of Directors unanimously recommends a vote "FOR" the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives in this Proxy Statement.

 Proposal 4—A NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with recently adopted Section 14A of the Exchange Act, our stockholders may vote, on a non-binding advisory basis, on the frequency with which future advisory votes on the compensation of our named executive officers should be held. Stockholders may choose to approve holding an advisory vote on the compensation of our named executive officers annually, every two years or every three years.

        The Board has considered the benefits and consequences of each option, and recommends that future advisory votes on executive compensation occur every year.

        We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on stockholders' views of the compensation of our named executive officers on a more consistent basis. An annual advisory vote on the compensation of our named executive officers aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

        For the reasons discussed above, our Board recommends that stockholders vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of stockholders every year. In voting on this advisory vote on the frequency with which the advisory vote on the compensation of our named executive officers will be held, stockholders should be aware that they are not voting "For" or "Against" the Board's recommendation to vote for a frequency of every year for holding future advisory votes on the compensation of named executive officers. Rather, stockholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers, which may be every year, once every two years or once every three years, or they may abstain entirely from voting on the proposal.

        The option on the frequency of the advisory vote on the compensation of our named executive officers that receives the most votes from stockholders will be considered by the Board and the Compensation Committee as the stockholders' recommendation as to the frequency of future advisory votes on the compensation of our named executive officers.

        The Board of Directors unanimously recommends a vote for holding, on a non-binding advisory basis, future advisory votes on the compensation of our named executive officers every year.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines

        Sonus' Board has adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. In order to reflect these principles, our Board has established Corporate Governance Guidelines to assist in the fulfillment of its responsibilities. The governance practices, which are memorialized in the Corporate Governance Guidelines, are intended to ensure that our Board follows the necessary practices and procedures to assure an effective review and evaluation of our business operations as needed and to make independent decisions consistent with the interests of our stockholders.

        Our Board is responsible for overseeing our management and financial results and is committed to diligently exercising its oversight responsibilities consistent with the highest principles of business ethics, and to meeting the corporate governance requirements of both federal law and the NASDAQ Stock Market Marketplace Rules.

        The Corporate Governance Guidelines, among other things, include information regarding:

  •
  various goals of the Board, as well as a description of the roles and responsibilities of its members;

  •
  composition of the Board, including the independence of directors and an overview of the candidate selection process;

  •
  process of meetings of the Board and the various committees of the Board; and

  •
  policies of the Company relating to director orientation and the proper access by directors to various members of management and Company advisors.

        The Corporate Governance Guidelines reflect the Company's principles on corporate governance matters. These guidelines are available on our website www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance, or in paper form upon request to the Company's corporate secretary.

Corporate Code of Conduct and Ethics

        Our Board has adopted a written Corporate Code of Conduct and Ethics, which qualifies as a "code of ethics" as defined by Item 406 of Regulation S-K of the Exchange Act. The Corporate Code of Conduct and Ethics is intended to provide guidance on the conduct expected of Sonus' employees, officers and directors in the interests of preserving Sonus' reputation for integrity. To ensure that our business is conducted in a consistently legal and ethical manner, all of our directors, officers and employees must act in accordance with our Corporate Code of Conduct and Ethics.

        Among other matters, the Corporate Code of Conduct and Ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest;

  •
  proper use of Company resources;

  •
  full, fair, accurate and timely disclosure in public communications and SEC reports;

  •
  prompt internal reporting of violations of internal policies; and

  •
  accountability for adherence to the Corporate Code of Conduct and Ethics.

        Our policies and procedures cover all areas of professional conduct, including relations with vendors, conflicts of interest, financial integrity and the protection of corporate assets, as well as adherence to all laws and regulations applicable to the conduct of our business. Employees and directors are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Corporate Code of Conduct and Ethics. In addition, our Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        Our Corporate Code of Conduct and Ethics is available on our website www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance, or in paper form upon request to the Company's corporate secretary.

Oversight of Risk Management

        At Sonus, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive of stockholder value. The Board is responsible for overseeing management's execution of its responsibilities for identifying and managing risk and for assessing the Company's approach to risk management. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of their responsibilities. Generally, strategic risks and the risks related to management delegation are overseen by the full Board, financial and internal control risks are overseen by the Audit Committee, risks relating to our compensation policies are overseen by the Compensation Committee to ensure that our compensation programs do not encourage excessive risk taking, and risks related to governance are overseen by the Nominating and Corporate Governance Committee. Management regularly reports on each such risk to the relevant committee or the Board. Additional review or reporting on risks is conducted as needed or as required by the Board or one of its committees.

        In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board's role in risk oversight of the Company is consistent with our leadership structure, with the President and Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Director Independence

        Under the NASDAQ Stock Market Marketplace Rules, a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. SEC rules also impose, through the NASDAQ Stock Market Marketplace Rules, special independence requirements for members of the Audit Committee. Our Board has determined that each of James K. Brewington, John P. Cunningham, Beatriz V. Infante, Howard E. Janzen, Paul J. Severino, John A. Schofield, Scott E. Schubert and H. Brian Thompson does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 4200(a)(15) of the NASDAQ Stock Market Marketplace Rules. The special independence requirements of the SEC for Audit Committee members are discussed below under "Board Committees—Audit Committee."

        During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates.

 Board Meetings

        Our Board recognizes the importance of director attendance at Board and committee meetings. In 2010, overall attendance at Board and committee meetings was over 94%. Our Board held 11 meetings during 2010. Attendance was at least 75% for each director. While we do not have a policy regarding the attendance of directors at our annual meetings of stockholders, each director who served on our Board at the time of our 2010 annual meeting of stockholders attended the 2010 annual meeting of stockholders.

Board Committees

        Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and one ad-hoc committee: the Corporate Development and Investment Committee. With the exception of the Corporate Development and Investment Committee, each of these Committees is composed entirely of independent directors as defined under applicable rules.

  Audit Committee

        Our Board has established an Audit Committee consisting of four members: Messrs. Cunningham (Chairman), Janzen, Schofield and Schubert. Each of the members of the Audit Committee is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules and the additional independence requirements for members of audit committees imposed by Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Cunningham is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held 8 meetings during 2010.

        The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and the NASDAQ Stock Market.

        Among other things, the purposes of the Audit Committee include:

  •
  overseeing our accounting and financial reporting processes and the audits of our financial statements; and

  •
  maintaining the integrity of our financial statements, the independence, qualifications and performance of our independent registered public accounting firm, and our compliance with legal requirements.

        The duties of the Audit Committee include, among other things:

  •
  selecting, compensating, retaining, terminating and overseeing the independent registered public accounting firm;

  •
  considering the qualifications, independence and performance of, and approving the scope of the proposed audit to be conducted by, our independent registered public accounting firm and reviewing the results of the audit;

  •
  reviewing our financial reporting processes, including the accounting principles and practices followed and the financial information provided to stockholders and others;

  •
  establishing and administering our procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters;

  •
  overseeing our internal control over financial reporting and disclosure controls and procedures; and

  •
  serving as our Qualified Legal Compliance Committee.

        The duties of the Audit Committee do not include determining whether our financial statements are complete and accurate or whether they are in prepared accordance with generally accepted accounting principles. Management of the Company is responsible for preparing our financial statements and our independent auditors are responsible for auditing those financial statements.

  Compensation Committee

        The Compensation Committee consists of four members: Messrs. Severino (Chairman), Schofield, and Thompson and Ms. Infante. After the 2011 annual meeting of stockholders, the Board will appoint the Chairman of the Compensation Committee to hold office until the 2012 annual meeting of stockholders. Each of the members of the Compensation Committee is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules. The Compensation Committee held 13 meetings during 2010.

        The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market.

        Among other things, the purposes of the Compensation Committee include:

  •
  discharging the Board's responsibilities relating to the compensation of the Company's Chief Executive Officer and other executive officers;

  •
  administering the Company's equity-based compensation plans; and

  •
  reviewing the disclosures in the Compensation Discussion and Analysis and producing an annual compensation committee report for inclusion in the Company's proxy statement.

        The responsibilities of the Compensation Committee include, among other things:

  •
  reviewing and approving the compensation, as well as evaluating the performance, of our executive officers, including our Chief Executive Officer;

  •
  periodically reviewing, with input from the full Board, issues related to succession planning for the Chief Executive Officer and other members of management;

  •
  reviewing the Company's various public disclosures regarding compensation and preparing an annual executive compensation report for the stockholders of the Company in accordance with the rules and regulations of the SEC; and

  •
  advising and assisting management in developing our overall compensation strategy to assure that it promotes stockholder interests, supports our strategic and tactical goals, and provides for appropriate rewards and incentives for our management and employees.

        In exercising its responsibilities, the Compensation Committee establishes and monitors policies governing the compensation of executive officers and determines the terms, conditions, restrictions and performance criteria relating to incentive compensation. As discussed below in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Compensation Committee retained the compensation consulting firms Frederic W. Cook & Company and later Pearl Meyer & Partners to provide advice and data to this Committee.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of three members: Messrs. Thompson (Chairman), Brewington and Janzen. Each of the members of the Nominating and Corporate Governance Committee is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules. The Nominating and Corporate Governance Committee held 2 meetings during 2010.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market.

        Among other things, the purposes of the Nominating and Corporate Governance Committee include:

  •
  assisting the Board in identifying individuals qualified to serve as members of the Board;

  •
  developing and recommending to the Board a set of corporate governance principles for the Company; and

  •
  overseeing the evaluation of the Board and management of the Company.

        The duties of the Nominating and Corporate Governance Committee include, among other things:

  •
  developing criteria for the selection of new directors and identifying candidates qualified to become members of the Board;

  •
  recommending to the Board the director nominees (i) for election by the stockholders at each meeting of stockholders at which directors will be elected and (ii) to fill any vacancies and newly created directorships on the Board; and

  •
  developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and reviewing and reassessing the adequacy of such guidelines.

        The Nominating and Corporate Governance Committee encourages the selection of directors who will contribute to our overall corporate goals of responsibility to our stockholders, customers and employees. The Nominating and Corporate Governance Committee reviews from time to time the appropriate skills and characteristics required of individual directors to contribute to our success in today's business environment. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date. As discussed below under "Director Nomination Process," the Nominating and Corporate Governance Committee applies the same selection criteria to stockholder-nominated director candidates as to those nominated by the Company.

  Corporate Development and Investment Committee

        The Corporate Development and Investment Committee is an ad-hoc committee of the Board and consists of five members: Messrs. Brewington, Cunningham, Dolan and Schubert and Ms. Infante. Each of Messrs. Brewington, Cunningham and Schubert and Ms. Infante is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules. The Corporate Development and Investment Committee held 4 meetings during 2010.

        The Corporate Development and Investment Committee operates pursuant to a written charter adopted by the Board.

        Among other things, the purposes of the Corporate Development and Investment Committee include providing advice to the Board with respect to:

  •
  the Company's minority investments;

  •
  the issuance of debt securities of the Company;

  •
  stock repurchase programs that may be adopted by the Board;

  •
  potential acquisitions, merger transactions, joint ventures and other investment transactions;

  •
  uses of the Company's cash and short-term investments; and

  •
  tax planning.

        The Corporate Development and Investment Committee also performs any other activities or responsibilities from time to time assigned to it by action of the Board, which is consistent with the Corporate Development and Investment Committee Charter as the Board deems necessary or appropriate. The Corporate Development and Investment Committee, however, does not have any authority to act on behalf of or bind the Company unless the Board delegates such authority to the Corporate Development and Investment Committee.

Director Nomination Process

        The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

        In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following criteria for nomination as a director: demonstrated business knowledge and experience and an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, backgrounds and skills.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the candidate's name, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, with a copy to Sonus Networks, Inc., Attn: Chief Financial Officer, 4 Technology Park Drive, Westford, MA 01886. Assuming that appropriate biographical and background materials have been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended director candidates by following substantially the same process, and applying substantially the same criteria discussed above, as it follows for candidates submitted by others.

        Stockholders may directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals For Presentation At 2012 Annual Meeting."

Board Leadership Structure

        The Company's Amended and Restated By-laws delegate to the Board the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and Chief Executive Officer. In 2008, our Board undertook a comprehensive review of our current corporate governance practices, the corporate governance environment and current trends, and, as a result, instituted a number of important changes, including separating the roles of Chairman and Chief Executive Officer. The Board has determined that the Board leadership structure that is most appropriate at this time, given the specific characteristics and circumstances of the Company, the skills and experience of both Howard E. Janzen and Raymond P. Dolan, and the Company's succession planning, is leadership based upon the experienced management afforded by a non-executive Chairman and a full-time Chief Executive Officer, both positions being subject to oversight and review by the Company's independent directors. The Board recognizes that depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. A combined Chairman and Chief Executive Officer Board leadership structure has previously served the Company and its stockholders well and may serve them well in the future. The Company is committed to reviewing this determination on an annual basis.

        The Board's leadership is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. Only independent directors serve on the Audit Committee, the Compensation Committee and Nominating and Corporate Governance Committee and all standing Board committees are chaired by independent directors.

  Non-Executive Chairman

        In 2008, in furtherance of our desire to strengthen our corporate governance policies, our Board separated the positions of Chairman and Chief Executive Officer. At that time, our Board appointed Howard E. Janzen as non-executive Chairman of the Board. The duties of the non-executive Chairman of the Board, among others, are to:

  •
  convene and preside over Board meetings;

  •
  convene and preside over executive sessions or other meetings of the independent directors;

  •
  consult with the President and Chief Executive Officer as to agenda items and appropriate materials for Board and committee meetings;

  •
  coordinate with committee chairs in the development and recommendations relative to Board and committee meeting content and schedules; and

  •
  provide the President and Chief Executive Officer's annual performance evaluation communicating the feedback from the Compensation Committee and the Board.

  Lead Independent Director

        In the past, our independent directors appointed the lead independent director annually to serve for a period of one year. It was appropriate for the Company to have a lead independent director for fiscal 2009 since the Company had separated the roles of Chairman and Chief Executive Officer in December 2008 and the lead independent director helped to transition the non-executive Chairman in his new role. For fiscal 2010, however, the Board eliminated the role of lead independent director because the non-executive Chairman had served in this capacity for over one year and no longer needed the assistance of a lead independent director. The Board recognizes that depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. A lead independent director position has previously served the Company and its stockholders well and may serve them well in the future. The Company is committed to reviewing this determination on an annual basis.

Executive Sessions of the Board

        Under our Corporate Governance Guidelines, our independent directors are required to meet regularly in executive session without management to review the performance of management and our company and any related matters. Generally, executive sessions will be held in conjunction with regularly scheduled meetings of the Board.

        We expect the Board to have a least four executive sessions each year.

Additional Governance Matters

  Public Availability of Corporate Governance Documents

        Our key corporate governance documents, including our Corporate Governance Guidelines, Corporate Code of Conduct and Ethics and the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development and Investment Committee are:

  •
  available on our corporate website at http://www.sonusnet.com (by including the foregoing Internet address link, we do not intend to incorporate by reference to this Proxy Statement material not specifically referenced herein);

  •
  available in print to any stockholder who requests them from our corporate secretary; and

  •
  filed as exhibits to our securities filings with the SEC.

  Stockholder Communications with the Board of Directors

        Stockholders may communicate with our Board by writing, e-mailing or calling our Investor Relations Department at Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8142, ir@sonusnet.com. Our Investor Relations Department will review all such communications and will forward to the chairman of the Audit Committee of our Board all communications that raise an issue appropriate for consideration by our Board. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

 Director Compensation

        Members of our Board who are employees or officers of Sonus receive no compensation for their service as directors. Effective January 1, 2010, non-employee directors of our Board received cash compensation as follows:

Description of Board and Committee Service	Board Member Annual Fee
Board Membership	$25,000
Audit Committee Membership	$7,500
Other Committee Membership(1)	$3,750
Non-Executive Chairman of the Board(2)	$15,000
Audit Committee Chair(2)	$12,500
Compensation Committee Chair(2)	$5,000
Nominating and Corporate Governance Committee Chair(2)	$2,500

(1)
"Other Committee" includes the Compensation Committee, the Nominating and Corporate Governance Committee and the Corporate Development and Investment Committee.

(2)
Compensation for service as Chair is in addition to compensation for Board/committee membership.

        Directors also are eligible to be reimbursed for reasonable out-of pocket expenses incurred in connection with attendance at our Board or committee meetings.

        For 2010, non-employee directors of the Board were entitled to equity compensation as follows:

Type of Grant	Number of Shares of Common Stock Underlying Options		Number of Shares of Restricted Stock
Initial Grant	50,000	(1)	—
Annual Grant	20,000	(1)	5,000	(2)

(1)
Option grants are subject to four-year vesting under the Company's 2007 Stock Incentive Plan, as amended.

(2)
Annual grants of restricted stock are subject to four-year vesting under the Company's 2007 Stock Incentive Plan, as amended.

        The following table contains information on compensation earned by each non-employee member of our Board during 2010:

2010 Director Compensation

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
James K. Brewington	$32,500	$14,950	$31,078	$78,528
John P. Cunningham	$48,750	$14,950	$31,078	$94,778
Beatriz V. Infante	$32,500	$14,950	$96,858	$144,308
Howard E. Janzen	$51,250	$14,950	$31,078	$97,278
John A. Schofield	$36,250	$14,950	$31,078	$82,278
Scott E. Shubert	$36,250	$14,950	$31,078	$82,278
Paul J. Severino	$33,750	$14,950	$31,078	$79,778
H. Brian Thompson	$35,000	$14,950	$31,078	$81,028

(1)
The amounts in this column do not reflect compensation actually received by the director. Instead the amounts reflect the grant date fair value of 2010 awards of restricted stock, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation, or ASC 718. The grant date fair values of restricted stock awards granted to our directors are equal to the closing price of our common stock on the date of grant.

The shares of restricted stock granted to the directors in 2010 will vest 25% on August 16, 2011 and 12.5% every six months thereafter through August 16, 2014. This was the first grant of restricted stock to our non-employee directors.

(2)
The amounts in this column do not reflect compensation actually received by the director. Instead, the amounts reflect the grant date fair value of 2010 awards, as calculated in accordance with ASC 718. The grant date fair values of options to purchase common stock granted to our non-employee directors in 2010 were estimated using the Black-Scholes valuation model with the following assumptions:

Risk-free interest rate	1.46% - 2.65%
Expected dividends	—
Weighted average volatility	64.5%
Expected life (years)	4.5

  For further discussion regarding the assumptions used in calculating the amounts in this column, please see Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

        The following table shows the aggregate number of outstanding stock options held by each of our non-employee directors as of December 31, 2010 and the grant date fair value for each award as calculated in accordance with ASC 718:

Non-employee Director	Grant Date	Number of shares underlying outstanding options	Exercise or base price of option awards ($/Sh)		Grant date fair value of option awards
James K. Brewington	5/19/09	50,000	$1.92		$51,300
	8/16/10	20,000	$2.97	(1)	31,078

		70,000			$82,378

John P. Cunningham	9/9/04	50,000	$5.37	(1)	$230,000
	10/12/05	20,000	$4.95	(1)	75,698
	12/17/07	40,000	$6.10	(1)	118,336
	8/16/10	20,000	$2.97	(1)	31,078

		130,000			$455,112

Beatriz V. Infante	1/15/10	50,000	$2.45		$65,780
	8/16/10	20,000	$2.97	(1)	31,078

		70,000			$96,858

Howard E. Janzen	1/20/06	50,000	$4.77	(1)	$159,000
	12/17/07	40,000	$6.10	(1)	118,336
	8/16/10	20,000	$2.97	(1)	31,078

		110,000			$308,414

John A. Schofield (3)	2/17/09	37,500	$1.25		$24,379
	8/16/10	20,000	$2.97	(1)	31,078

		57,500			$55,457

Scott E. Schubert	3/16/09	50,000	$1.84		$47,850
	8/16/10	20,000	$2.97	(1)	31,078

		70,000			$78,928

Paul J. Severino	5/11/01	10,000	$29.00	(1)	$265,700
	5/02/02	10,000	$2.51		21,940
	5/07/03	10,000	$3.31	(1)	29,200
	12/29/04	10,000	$5.52	(1)	46,800
	10/12/05	20,000	$4.95	(1)	75,698
	12/17/07	40,000	$6.10	(1)	118,336
	8/16/10	20,000	$2.97	(1)	31,078

		120,000			$588,752

H. Brian Thompson	10/24/03	14,583	$7.65	(1)(2)	$98,556
	10/24/03	35,417	$8.38	(1)(2)	239,419
	12/29/04	10,000	$5.52	(1)	46,800
	10/12/05	20,000	$4.95	(1)	75,698
	12/17/07	45,000	$6.10	(1)	133,128
	10/16/10	20,000	$2.97	(1)	31,078

		145,000			$624,679

(1)
The exercise prices of these options are above $2.67, the closing price of our common stock on December 31, 2010.

(2)
Exercise prices for these awards, although granted on the same day, differ due to the restatement of the Company's historical financial statements, which was completed in fiscal year 2007, and which resulted in the repricing of certain previously awarded stock option grants.

(3)
Mr. Schofield purchased 12,500 of our shares of common stock through a stock option exercise in 2010 and realized a value of $23,125 at the date of purchase.

 EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position
Raymond P. Dolan(1)	53	President and Chief Executive Officer
Wayne Pastore(2)	46	Senior Vice President, Chief Financial Officer and Treasurer
Matthew Dillon	50	Vice President, Global Services
Gale England	61	Vice President, Product Operations
Kathleen Harris	52	Vice President, Human Resources
Elmer Lai(3)	39	Vice President, Finance, Corporate Controller and Principal Accounting Officer
Rajiv Laroia	48	Senior Vice President of Engineering, Chief Technical Officer
Jeffrey M. Snider	47	Senior Vice President, General Counsel and Secretary
David Tipping	40	Vice President, Product Marketing and Product Management

(1)
As disclosed in our Current Report on Form 8-K filed with the SEC on October 12, 2010, Mr. Dolan succeeded Richard N. Nottenburg, who stepped down from office as our President, Chief Executive Officer and a director in October 2010.

(2)
As disclosed in our Current Reports on Form 8-K filed with the SEC on February 9, 2010, February 19, 2010, and May 3, 2010, Mr. Pastore succeeded Richard Gaynor, who resigned as our Senior Vice President and Chief Financial Officer in February 2010.

(3)
As disclosed in our Current Report on Form 8-K filed with the SEC on October 28, 2010, Mr. Lai succeeded Mr. Pastore, who has continued as the Company's Senior Vice President, Chief Financial Officer and Treasurer.

        Biographical information regarding each executive officer other than Raymond P. Dolan is set forth below. Mr. Dolan's biographical information is set forth above under "Proposal 1—Election of Directors."

        Wayne Pastore has served as our Senior Vice President, Chief Financial Officer and Treasurer since April 2010. Before taking on such roles, he was appointed our Interim Chief Financial Officer from February 2010 to April 2010 and our Vice President, Finance, Corporate Controller and Chief Accounting Officer in May 2008. He had previously been our Director, Business Process Improvement from February 2008 to May 2008. Prior to joining the Company, from September 2006 to February 2008, Mr. Pastore was Director of Financial Planning and Analysis of Sycamore Networks, Inc., an optical switching company. From December 2003 to September 2006, he was Corporate Controller of Spotfire, Inc., a business analytics software company. Mr. Pastore was also the Corporate Controller at eXcelon, Inc., a database software company, from 2000 to 2003. Mr. Pastore spent thirteen years in public accounting prior to his work in-house. He has a Bachelor of Science in accounting from the University of Massachusetts/Lowell and a Juris Doctor from Suffolk University Law School.

        Matthew Dillon has been our Vice President, Global Services since 2001. Prior to joining Sonus, from 1987 to 2000, he was a founding member of Boston Technology (later purchased by Comverse Technology Corp.), which created the de-facto standard in scalable central office-based voicemail platforms for Bell Atlantic.

        Gale England has been our Vice President, Product Operations since May 2005. Prior to joining Sonus, Mr. England was the Chief Executive Officer and President of Numetrix Inc., a San Francisco-based software applications company. From 2000 to 2001, he was General Manager and Vice President

of Engineering Development at VillaMontage Systems, a broadband access solution funded by Convergence Partners. Prior to 2000, Mr. England had also held senior management positions at Digital Equipment Corp., Wellfleet Communications, Inc., Bay Networks and Nortel Networks, Inc.

        Kathleen Harris has been our Vice President, Human Resources since July 2007. Before joining Sonus, from 2004 to 2007, Ms. Harris held the position of Vice President, Human Resources at Lightbridge, Inc., a software and services company, and Director of Human Resources from 2000 to 2003. Prior to Lightbridge, Inc., Ms. Harris was Vice President, Human Resources at Trend-Lines, Inc., a company that sold woodworking tools and accessories and golf equipment. Ms. Harris holds a Master of Business Administration and a Bachelor of Science degree in Government from Suffolk University, Boston. Ms. Harris is a member of the Human Resources Leadership Forum, Society for Human Resources Management and the Northeast Human Resources Association.

        Elmer Lai has served as our Principal Accounting Officer since October 2010 and as our Vice President of Finance and Corporate Controller since he joined the Company in August 2010. From May 2001 to July 2010, Mr. Lai was the Corporate Controller of Airvana, Inc., a wireless infrastructure provider. Mr. Lai is a licensed certified public accountant and holds a Master of Business Administration from Boston University and a Bachelor of Science degree in Electrical Engineering from Cornell University.

        Rajiv Laroia has served as our Senior Vice President of Engineering and Chief Technology Officer since February 2011. Dr. Laroia was a founder and Chief Technology Officer of Flarion Technologies since 2000, a company that developed and commercialized the first Orthogonal frequency-division multiplexing-based all-IP wireless data system. Flarion Technologies was acquired by QUALCOMM Incorporated in 2006. From 2006 to February 2011, Dr. Laroia served as Senior Vice President at QUALCOMM Incorporated, focusing on advanced research in wireless networks and technologies. Dr. Laroia had also served in senior leadership positions in Lucent/Bell Laboratories. Dr. Laroia received his Ph.D. in 1992 and his Master's degree in 1989 from the University of Maryland, College Park and a Bachelor's degree in 1985 from the Indian Institute of Technology, Delhi, all in electrical engineering. He was inducted to the Innovations Hall of Fame, University of Maryland, College Park, in 2006. In 2007, he received the IIT Delhi Distinguished Alumni Award. Dr. Laroia is a Fellow of the Institute of Electrical and Electronics Engineers.

        Jeffrey M. Snider has served as our Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining Sonus, Mr. Snider served in a dual legal and operating role as Executive Vice President and General Counsel of Bankruptcy Management Solutions, Inc., a provider of hardware, software and services to the bankruptcy industry. From 2003 to 2006, Mr. Snider was the Senior Vice President and General Counsel of Geac Computer Corporation, Ltd., a global software and services provider. Prior to Geac Computer Corporation, Ltd., Mr. Snider was Senior Vice President and General Counsel at Lycos, Inc., an industry-leading Internet conglomerate. Before his in-house career, Mr. Snider was a member of the Boston law firm of Hutchins & Wheeler. Mr. Snider served as a Director on the Board of the New England Legal Foundation from 2001 to 2009, and was a Trustee of the Boston Bar Foundation from 2003 to 2007. Mr. Snider is a graduate of Amherst College and the University of Virginia School of Law.

        David Tipping has served as our Vice President of Product Marketing and Product Management since August 2010. Prior to this, Mr. Tipping served as our Vice President of World Wide System Engineering from July 2009 to August 2010. In previous positions with the Company, Mr. Tipping was Vice President of Service Providers for the Americas from October 2006 to July 2009 and Technical Director of the Eastern Region from September 2005 to October 2006. Before joining the Company, Mr. Tipping spent four years as a Senior Systems Engineer at Enterasys/Cabletron Systems, a Siemens enterprise communications company, supporting customers in the Midwest and New England. He received a Bachelor of Science degree from the University of New Hampshire.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2011 by:

  •
  each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

  •
  each of our executive officers, including our Named Executive Officers (as defined in the Summary Compensation Table below);

  •
  each of our directors; and

  •
  all of our executive officers, including our Named Executive Officers, and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that are subject to stock options held by that person that are currently exercisable or exercisable within 60 days of February 28, 2011 are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of February 28, 2011 is based upon 277,507,693 shares of common stock outstanding on that date plus shares subject to options to the extent noted above.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
Executive Officers:
Raymond P. Dolan(1)	750,000		*
Richard N. Nottenburg(2)	752,500		*
Wayne Pastore(3)	231,046		*
Richard J. Gaynor(4)	—		*
Matthew Dillon(5)+	796,960		*
Gale England(6)	240,289		*
Kathleen Harris(7)	155,265		*
Elmer Lai(8)	50,000		*
Rajiv Laroia(9)	562,500		*
Gurudutt Pai(10)	—		*
Jeffrey M. Snider(11)	219,998		*
David Tipping(12)	44,989		*
Kumar Vishwanathan(13)+	109,315		*

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
Non-Employee Directors:
James K. Brewington(14)	28,958	*
John P. Cunningham(15)	108,333	*
Beatriz V. Infante(16)	20,625	*
Howard E. Janzen(17)	105,333	*
John A. Schofield(18)	19,583	*
Scott E. Schubert(19)	31,042	*
Paul J. Severino(20)+	602,905	*
H. Brian Thompson(21)	152,500	*
All executive officers, including our Named Executive Officers, and directors as a group (21 persons)(22)	4,982,141	1.80%
5% Owners:
Senate Limited (Trustee)—P.O. Box 71082, Dubai, United Arab Emirates(23)	67,295,079	24.25%
Artis Capital Management, L.P.—One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105(24)	31,052,460	11.19%

*
Less than 1% of the outstanding shares of common stock.

+
The executive officer or director has implemented a Rule 10b5-1 trading plan under which shares of our common stock may be sold from time to time.

(1)
Includes 750,000 shares of restricted stock subject to the satisfaction of performance conditions and vesting.

(2)
Dr. Nottenburg stepped down as our President, Chief Executive Officer and a director, effective October 12, 2010. This number includes 502,500 shares subject to outstanding options that are exercisable as of April 29, 2011.

(3)
Includes 79,167 shares subject to outstanding options that are exercisable as of April 29, 2011, 138,333 shares of restricted stock subject to vesting and 4,444 shares under a performance-based award that had vested at December 31, 2010 but which were not issued to Mr. Pastore until March 15, 2011.

(4)
Mr. Gaynor resigned as our Chief Financial Officer, effective February 8, 2010.

(5)
Includes 703,333 shares subject to outstanding options that are exercisable as of April 29, 2011, 22,000 shares under a performance-based award that had vested at December 31, 2010 but that were not issued to Mr. Dillon until March 31, 2011 and 69,625 shares of restricted stock subject to vesting.

(6)
Includes 192,667 shares subject to outstanding options that are exercisable as of April 29, 2011, 5,556 shares under a performance-based award that had vested at December 31, 2010 but that were not issued to Mr. England until March 15, 2011 and 18,541 shares of restricted stock subject to vesting.

(7)
Includes 91,667 shares subject to outstanding options that are exercisable as of April 29, 2011, 5,556 shares under a performance-based award that had vested at December 31, 2010 but that were not issued to Ms. Harris until March 15, 2011 and 46,666 shares of restricted stock subject to vesting.

(8)
Includes 50,000 shares of restricted stock subject to vesting.

(9)
Includes 562,500 shares of restricted stock subject to the satisfaction of performance conditions and vesting.

(10)
Mr. Pai stepped down as our Executive Vice President and Chief Operating Officer, effective December 30, 2010.

(11)
Includes 35,000 shares subject to outstanding options that are exercisable as of April 29, 2011, and 131,250 shares of restricted stock subject to vesting.

(12)
Includes 22,500 shares subject to outstanding options that are exercisable as of April 29, 2011, 11,179 shares of restricted stock subject to vesting, and 570 shares of common stock held in a trust.

(13)
Mr. Vishwanathan resigned as our Vice President, Engineering and Chief Architect, effective April 3, 2011. This number includes 3,125 shares subject to outstanding options that are exercisable as of April 29, 2011, 25,000 shares under a performance-based award that had vested at December 31, 2010 but that were not issued to Mr. Vishwanathan until March 15, 2011 and 46,875 shares of restricted stock subject to vesting. Mr. Vishwanathan forfeited 46,875 shares of restricted stock subject to vesting on April 3, 2011, the effective date of his resignation from the Company, as these shares were unvested on that date.

(14)
Includes 23,958 shares subject to outstanding options that are exercisable as of April 29, 2011, and 5,000 shares of restricted stock subject to vesting.

(15)
Includes 103,333 shares subject to outstanding options that are exercisable as of April 29, 2011, and 5,000 shares of restricted stock subject to vesting.

(16)
Includes 15,625 shares subject to outstanding options that are exercisable as of April 29, 2011, and 5,000 shares of restricted stock subject to vesting.

(17)
Includes 83,333 shares subject to outstanding options that are exercisable as of April 29, 2011, and 5,000 shares of restricted stock subject to vesting.

(18)
Includes 14,583 shares subject to outstanding options that are exercisable as of April 29, 2011, and 5,000 shares of restricted stock subject to vesting.

(19)
Includes 26,042 shares subject to outstanding options that are exercisable as of April 29, 2011, and 5,000 shares of restricted stock subject to vesting.

(20)
Includes 93,333 shares subject to outstanding options that are exercisable as of April 29, 2011, and 5,000 shares of restricted stock subject to vesting.

(21)
Includes 117,500 shares subject to outstanding options that are exercisable as of April 29, 2011, and 5,000 shares of restricted stock subject to vesting.

(22)
Includes 2,107,666 shares subject to outstanding options that are exercisable as of April 29, 2011, 62,556 shares of stock issued under performance-based awards that had vested at December 31, 2010 but that were not issued to the executive officers until March 15, 2011, 1,312,500 shares issued under performance-based awards subject to both satisfaction of the related performance conditions and vesting and 552,469 shares of restricted stock subject to vesting owned by all of our executive officers, including our Named Executive Officers, and current directors. With the exception of Mr. Gaynor, Dr. Nottenburg, Mr. Pai and Mr. Vishwanathan, each of our directors and executive officers may be reached at 4 Technology Drive, Westford, Massachusetts 01886. Each of Mr. Gaynor, Dr. Nottenburg and Mr. Pai is a Named Executive Officer for purposes of the 2010 Summary Compensation Table and the accompanying tabular and narrative disclosure set forth below. However, Mr. Gaynor resigned as our Chief Financial Officer as of February 8, 2010; Dr. Nottenburg stepped down as our President, Chief Executive Officer and a director, effective October 12, 2010; and Mr. Pai stepped down as our Executive Vice President and Chief Operating

  Officer, effective December 30, 2010. Therefore, as of February 28, 2010, Mr. Gaynor, Dr. Nottenburg and Mr. Pai were no longer executive officers of the Company.

(23)
According to a Schedule 13D/A No. 10 filed with the SEC on January 15, 2010, reporting the beneficial ownership of 67,295,079 shares of our common stock, each of Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, Legatum Global Investment Limited and Senate Limited (acting on behalf of a trust formed under the laws of The Cayman Islands as of July 1, 1996) reports sole voting power and sole dispositive power of the 67,295,079 shares.

(24)
According to a Schedule 13G/A No. 1 filed with the SEC on February 15, 2011, reporting the beneficial ownership of 31,052,460 shares of our common stock, Artis Capital Management, L.P. and Artis Capital Management, Inc. (collectively, "Artis") and Stuart L. Peterson ("Mr. Peterson") reported shared dispositive power over the 31,052,460 shares. Pursuant to the same Schedule 13G/A No. 1, Artis Partners 2X Ltd. ("2X") reported shared dispositive power over 13,834,801 shares of our common stock, which appears to be included in the 31,052,460 shares of our common stock beneficially owned by Artis and Mr. Peterson. Pursuant to such
Schedule 13G/A No. 1, Artis, Mr. Peterson and 2X filed the Schedule 13G/A No. 1 jointly, but not as members of a group, and each expressly disclaims membership in a group. In the Schedule 13G/A No. 1, it is stated that Artis Capital Management, L.P. is a registered investment adviser and is the investment adviser of investment funds that hold stock for the benefit of the investors in those funds, including 2X. According to the Schedule 13G/A No. 1, Artis Capital Management, Inc. is the general partner of Artis Capital Management, L.P. and Mr. Peterson is the president of Artis Capital Management, Inc. and is the controlling owner of Artis. Each of Artis and Mr. Peterson disclaims beneficial ownership of the stock, except to the extent of that person's pecuniary interest therein. In addition, the filing states that, with respect to 2X, it should not be construed as an admission that 2X is, and 2X disclaimed that it is, the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of any stock covered by such Schedule 13G/A No. 1.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview of the Compensation Program

        The Compensation Committee of the Board oversees our executive compensation program, approves all compensation policies applicable to our executive officers in accordance with our compensation philosophy and makes decisions regarding all forms of compensation to our executive officers.

  Philosophy and Objectives

        Our compensation philosophy, practices and principles are an important part of our business strategy in helping to attract, retain, motivate and reward executive talent as well as to align the interests of our executive officers with those of our stockholders. We believe that our compensation program is designed to provide a control framework for the elements of compensation we use and the processes to implement and maintain a reasonable and appropriately balanced approach to compensation. Critical to Sonus' long-term success is our ability to attract and retain employees with the skills and talent we need to create sustained value for the Company and its stockholders. Our current and potential talent pool is highly marketable and can be attracted to opportunities across a broad spectrum of industries, including telecommunication equipment businesses and start-up companies.

        We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned with safety and soundness principles. These beliefs help build the following foundation for our approach, and our executive compensation program is designed to:

  •
  provide independent Board oversight;

  •
  avoid being overly rigid, formulaic or short-term oriented;

  •
  offer compensation opportunities that attract, retain and develop highly talented executives;

  •
  motivate individuals to perform at their highest levels;

  •
  encourage and reward outstanding initiative and achievement, teamwork and a shared success environment;

  •
  reinforce critical measures of performance derived from our business strategy and key success factors;

  •
  retain those individuals with the leadership abilities and skills necessary to build long-term stockholder value by supporting executive ownership and stockholder alignment;

  •
  provide a total rewards package to our executives that is competitive with our peer companies;

  •
  assemble and maintain a senior leadership team with skills necessary to successfully execute our business strategy and to maintain our competitiveness;

  •
  connect compensation to performance by providing incentives that promote short-term and long-term financial stability to continuously enhance stockholder value;

  •
  increasingly emphasize performance-based pay over guaranteed pay to align incentives with short- and long-term objectives of the Company;

  •
  provide a meaningful ownership stake in the Company to reinforce alignment with stockholders; and

  •
  ensure robust risk management and compensation recovery to deter excessive risk taking and improper risk management.

        Compensation awarded or paid to our executive officers is based upon their scope of responsibilities, experience and demonstrated performance. The Compensation Committee relies upon its experience and judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. The Compensation Committee evaluates executive compensation to ensure that we have an effective executive compensation program. The Compensation Committee believes that such a program should be tied to annual and long-term strategic goals for the business and should align executives' interests with those of the stockholders by rewarding performance that achieves those goals with the objective of ultimately increasing stockholder value.

        As more fully disclosed below and on page 38 under the heading "Determining Executive Compensation," the Compensation Committee annually reviews market data and information, which is provided from time to time by a compensation consultant, to determine the appropriate level and combination of incentive and non-incentive, cash and equity-based compensation. The Compensation Committee believes that, as a company that has a major growth component, Sonus should continue to provide significant equity incentives as a component of compensation. As the Compensation Committee believes that our executives should have incentives to bring us to a higher level of performance as compared to our peer group, total direct compensation is intended to be competitive compared to our peer group.

        The Compensation Committee also monitors and manages our executive compensation program to ensure that it does not encourage excessive risk taking. With respect to cash compensation, the Compensation Committee implemented two new cash incentive plans in 2010: the Senior Management Cash Incentive Plan, or the SMCIP, that covers the President and Chief Executive Officer and all executive officers who were his direct reports at the time the SMCIP was implemented; and the Target Incentive for Performance Success, or TIPS Program, a company-wide cash-based incentive program that covers all employees other than those covered by the SMCIP or on commission plans. The Compensation Committee concluded that such plans do not encourage excessive or inappropriate risk taking by our executive officers for the following reasons, among others: we structure our pay to consist of both fixed and variable compensation, so that our executive officers' cash compensation is not entirely tied to results, but those executive officers' variable compensation is tied, at least in part, to the achievement of the Company's corporate financial metrics; the variable cash compensation of our most senior executive officers, who are covered by the SMCIP, are tied entirely to the achievement of the Company's corporate financial metrics and, therefore, their bonuses are not tied to any individual metric; under both the SMCIP and the TIPS Program, our executive officers are paid for performance against financial targets that are set to be challenging to motivate a high level of business performance, with an emphasis on longer-term financial success and prudent risk management; performance metrics under the SMCIP and the TIPS Program are not based solely on bookings or revenue targets to mitigate the risk of employees focusing exclusively on the short term; and qualitative factors beyond the quantitative financial metrics are a significant consideration under the TIPS Program in the determination of the aggregate individual executive compensation payments—i.e., how our executive officers achieve the financial results and demonstrate leadership consistent with the Sonus values are critical to overall individual compensation decisions. The Compensation Committee is confident that our cash-based incentive plans are aligned with the interests of our stockholders and rewards for performance.

        The Compensation Committee monitors and manages our equity incentive program with the same philosophy. Our stock option awards generally vest over a period of four years and are only valuable if our stock price increases over time; the majority of the restricted share grants awarded in 2010 included both performance achievement and time-based vesting; and restricted share grants that did not include a performance achievement vesting component vest over a period of four years, to provide long-term incentives that are tied to Company performance. During 2010, long-term equity incentive grants were made only to achieve specific objectives: (i) to meet market compensation upon hire and/or promotion; (ii) to reward the performance of our highest achieving employees; or (iii) to provide retention incentives with respect to certain senior employees and executive officers.

        In order to achieve the objectives of our programs, the Compensation Committee believes that the executive compensation program must include competitive cash and stock incentive-based compensation components that reward performance and that are heavily weighted towards incentive-based compensation rather than fixed-base salaries as a percentage of total compensation. Consistent with this philosophy, the executive compensation program historically was structured with executive base salaries that were below the median of our peer group, but with additional annual cash incentives designed to make us competitive with our peer group on a total cash compensation (at the 50th percentile opportunity if annual goals were achieved), and long-term equity incentives that were highly competitive with our peer group (at the 75th percentile opportunity if long-term performance goals were achieved).

        The Compensation Committee compared the Company's programs with a peer group of global telecommunications equipment companies, which was selected with the help of compensation consultant Pearl Meyers & Partners. The peer companies used in our 2010 analysis included:

Acme Packet, Inc.	ADTRAN, Inc.	Aruba Networks, Inc.
Blue Coat Systems, Inc.	Calix, Inc.	Digi International Inc.
EMS Technologies, Inc.	Emulex Corporation	Extreme Networks, Inc.
Finisar Corp.	Harmonic Inc.	Infinera Corp.
Ixia	ShoreTel, Inc.	Symmetricom, Inc.
Tekelec

        The peer group selection factors included revenue size (primarily companies in the $87 million to $630 million annual revenue range with median revenue of $321 million) and industry (including all high-technology companies with a majority in the networking/telecommunications industry). The Compensation Committee changed the peer group for purposes of 2010 compensation decisions to exclude Airvana, Inc. because it merged with 72 Mobile Acquisition Corp. and became a private company, and Starent Networks, LLC because it was acquired by Cisco Systems. In addition, Aruba Networks, Inc., Calix, Inc., Finisar Corp., Infinera Corp., ShoreTel, Inc. and Symmetricom, Inc. were added to the peer group for 2010 compensation decisions because they are companies of similar size to Sonus and they are in related industries. The Compensation Committee believes that the 2010 peer group is more comparable than the 2009 peer group because the updated peer companies have similar business models and they have similar revenues (one-third to three times the revenue of the Company).

        While our executive compensation programs are intended to provide competitive, incentive-based compensation to our executives, actual executive compensation can vary greatly. The amount of incentive-based cash compensation awarded is based on measures of profitability and revenue and, therefore, executives are only awarded such compensation if they achieve the annual corporate performance goals set by our Board and, if applicable, their individual measures of performance. Over the last several years, although target annual cash incentives and target long-term equity incentives have been competitive with our peer group, with the exception of new hires our executives have generally been compensated below target levels and below that of our peer group and survey market references. Please see "Determining Executive Compensation" on page 38 below.

        Over the last several years, it has become even more important to maintain target incentive-based compensation at the higher level of the annual revenue range within our peer group because executive retention and motivation have been affected by the challenging market environment and the price of our stock has not led to appreciation in the value of previously granted stock options. Executive turnover has influenced executive compensation decision-making as the Company hired a new Senior Vice President of Engineering and Chief Technology Officer in February 2011, a new President and Chief Executive Officer in October 2010, a new Vice President of Engineering and Chief Architect in August 2009, and a new Senior Vice President and General Counsel in June 2009. In addition, the Company promoted a new Senior Vice President and Chief Financial Officer in April 2010, a new Executive Vice President and Chief Operating Officer in February 2010, and a new Interim Chief Financial Officer in February 2010. Furthermore, the performance of the stock markets in general and the Company's stock in particular has diminished the value of the Company's equity incentives and, as a result, the Compensation Committee and management have been required to increase certain base salaries in order to retain the talent necessary to manage the Company to achieve strong growth and earnings potential. With the need to attract these new hires, our executive compensation became market-driven. We face competition for executives from larger companies with significantly greater cash compensation and from smaller private companies with greater perceived equity growth potential through an initial public offering or acquisition and therefore must be competitive in our total compensation in order to attract and retain highly talented executives.

  Compensation Components

        Our executive compensation program has three major components: (i) base salary, (ii) cash-based incentives and (iii) equity-based incentives. The Compensation Committee reviews the executive compensation program on an annual basis.

        Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives. Increases in base salary, if any, are based on an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies. The salary for each Named Executive Officer (as defined under the heading "Summary of Executive Compensation" on page 48), other than our Vice President of Product Management and Marketing with whom we do not have an employment agreement, was originally determined in his or her respective employment agreement. Each Named Executive Officer's base salary is reviewed on an annual basis as well as at the time of a promotion or other change in responsibilities. Our executive compensation program historically was structured with executive base salaries that were below the median of our peer group. Due to the uncertainty of macroeconomic conditions and business results, the Compensation Committee, based on recommendations by management, determined to generally keep 2010 executive base salaries at 2008 and 2009 levels, with the exception of the compensation of new executive officer hires in 2010, which was commensurate with that of our peer group in order to attract such new hires to join the Company.

        Cash-based Incentives.    Cash-based incentives are expected to represent a substantial part of total compensation for our executives and are based on measures that reflect annual financial and/or management objectives, as applicable. A significant portion, and in some cases the entire portion, of each executive officer's cash-based compensation is tied to the achievement of corporate financial goals. Total cash compensation was generally at the 50th percentile opportunity if annual goals were achieved.

        In 2010, the Company implemented the SMCIP for the President and Chief Executive Officer and his then-current direct reports at the time the SMCIP was implemented, and the TIPS Program for all employees except those covered by the SMCIP or on commission plans. For 2010, the SMCIP provided incentives for the executives covered by such plan to achieve a sustained, high level of financial and other measures of success for the Company. The annual cash bonus to be paid under such plan, if any, was linked solely to the achievement of certain corporate financial goals. The 2010 TIPS Program, on the other hand, provided for an annual cash bonus, if any, that was linked to the achievement of a combination of certain corporate financial goals, team goals and individual goals.

  Senior Management Cash Incentive Plan

        Under the SMCIP, the Compensation Committee set the cash-based incentive for the President and Chief Executive Officer and his direct reports at the time the SMCIP was implemented as a percentage of his or her base salary. The cash incentive bonus for both our then and current President and Chief Executive Officer was targeted at 100% of his annual base salary. Each of the other executives who was a direct report of the President and Chief Executive Officer at the time the SMCIP was implemented was allocated a target cash incentive as a percentage of annual base salary ranging from 50% to 70%, as determined by the Compensation Committee. The target bonus levels were chosen based upon competitive market and peer group data and analysis as described in "Determining Executive Compensation" below. The target bonus levels for each of the President and Chief Executive Officer and his then-current direct reports were based solely upon the achievement of corporate goals, which were chosen based upon financial metrics that are generally used by investors and financial analysts in measuring our financial performance.

        The 2010 corporate goals for the SMCIP were based upon achievement of the following metrics:

Weight	Objective	Measurement Metrics	Achievement Leverage Factor	Bonus for Overachievement	2010 Actual Achievement Percentage
25%	Revenue(1)	$230,000,000	85% – 121.7%	Maximum 2x at $280,000,000	138.6%
50%	Full Year Operating Earnings (Loss)(2)	$(3,500,000)	60% – 200%	Maximum 2.5x at $3,500,000	250.0%
25%	New Product Introduction	$1,000,000 in bookings	Binary- yes or no	2x for $1,000,000 in revenue	200.0%

Total: 100%					209.7%

(1)
If this measure was not achieved, it would be deemed achieved if the sum of (i) the actual performance of this measure and (ii) the amount of any positive change in deferred revenue for 2010 met or exceeded the target performance for this measure. However, the impact of any positive change in deferred revenue did not count towards greater than 100% achievement for this measure.

(2)
This metric excludes any effect of activities relating to the impact of potential or actual mergers and acquisitions.

        As a hypothetical example, the bonus calculation for an executive under the SMCIP whose target cash incentive was $100,000 is set forth below, based on a range of levels of corporate goals:

Weight	Objective	Accomplish 85% of Corporate Objectives ($)	Accomplish 100% of Corporate Objectives ($)	Accomplish 105% of Corporate Objectives ($)	Accomplish 150% of Corporate Objectives and $1,000,000 in revenue from new products ($)
25%	Revenue	$21,250	$25,000	$30,750	$50,000
50%	Full Year Operating Earnings (Loss)	42,500	50,000	51,880	68,750
25%	New Product Introduction	—	25,000	25,000	25,000
	Bonus for Overachievement	—	—	—	25,000

	Total	$63,750	$100,000	$107,630	$168,750

        The Compensation Committee will continue the SMCIP for fiscal 2011, for which the Compensation Committee created financial metrics consistent with our 2011 operating plan and the financial objectives associated with that plan. We consider our corporate goals to be confidential and their disclosure would cause competitive harm for us and, therefore, we do not disclose these goals for performance periods not yet completed. We achieved approximately 64% of the corporate goals for 2007, 14.8% of the corporate goals for 2008, 117.0% of the corporate goals for 2009, and 209.7% of the corporate goals for 2010. A high level of performance by management will be required to achieve the corporate goals for 2011.

  2010 Target Incentive for Performance Success Program

        The TIPS Program is a company-wide bonus program for all employees other than those covered by the SMCIP or on commission plans. The President and Chief Executive Officer and the Vice President of Human Resources recommended the cash-based incentive for each TIPS Program employee as a percentage of his or her base salary, based solely upon such individual's job level (unless an exception was granted by the Compensation Committee), and the Board set and approved such cash-based incentives (other than in the case of the incentive compensation for our Vice President of Product Management and Marketing, which was based on a commission plan more fully described under the Summary Compensation Table and under "Annual Bonus" below). Each of the employees subject to the TIPS Program was allocated a target cash incentive as a percentage of annual base salary generally ranging from 5% to 30%, as determined by the Compensation Committee. One of our Named Executive Officers who was subject to the TIPS Program was allocated a target cash incentive as a percentage of annual base salary of 60%, as determined by the Compensation Committee. The target bonus levels were chosen based upon market data and consistent with our philosophy targeting annual cash incentives competitive with our peer group.

        The 2010 TIPS Program was comprised of three separate components—a team goal, an individual goal and corporate goals—each component was calculated independently.

TIPS Program Goals	Performance Level
1. Achievement of Team Goals	0 – 100.0%
2. Achievement of Individual Goals	0 – 150.0%
3. Achievements of Corporate Goals	0 – 150.0%

Total Performance Level	0 – 225.0%

        The formula for calculating the payment under the TIPS Program was as follows: (team score × individual score × corporate score) × target bonus. Because payout under the TIPS Program is the product of these three components, underachievement or overachievement of any one or more of these scores will reduce or increase, respectively, the overall payout under the TIPS Program. The failure to achieve the minimum performance level under any one goal will reduce the TIPS Program payout to zero.

        Team goals were determined by the most senior department head and were intended to drive performance that supports corporate objectives. Individual goals were determined by individual managers in support of the team objectives. While the maximum payout for any one individual under the TIPS Program was 225% of annual base salary, the average achievement for individual goals could not exceed 100% (that is, any payment in excess of 100% had to be offset by a payment under 100%), and therefore, the average payout for all participants under the TIPS Program could not exceed 150% of their aggregate annual base salaries.

        The corporate goals were chosen based upon financial metrics that are generally used by investors and financial analysts in measuring our financial performance and, with the exception of the new product introduction objective, were generally the same as the corporate goals under the SMCIP. The corporate goals for the 2010 TIPS Program consisted of three measures, which were calculated independently. Each had designated thresholds as indicated below and a maximum payout at 150% of the measurement metric.

        The corporate goals for the TIPS Program were based upon achievement of the following metrics:

Weight	Objective	Measurement Metrics	Achievement Leverage Factor	Bonus for Overachievement	2010 Actual Achievement Percentage
25%	Revenue(1)	$230,000,000	85% – 121.7%	Maximum 1.5x at $280,000,000	138.6%

50%	Full Year Operating Earnings (Loss)(2)	$(3,500,000)	60% – 150%	Maximum 1.5x at $1,800,000	150.0%
25%	New Product Introduction	$1,000,000 in bookings	80% – 150%	Maximum 1.5x on $1,500,000 in bookings	150.0%

Total: 100%					147.2%

(1)
If this measure was not achieved, it would be deemed achieved if the sum of (i) the actual performance of this measure and (ii) the amount of any positive change in deferred revenue for 2010 met or exceeded the target performance for this measure. However, the impact of any positive change in deferred revenue did not count towards greater than 100% achievement for this measure.

(2)
This metric excludes any effect of activities relating to the impact of potential or actual mergers and acquisitions.

        As a hypothetical example, the bonus calculation for an executive whose bonus at target was $10,000 is set forth below, illustrating achievement of various ranges for his individual and team performance objectives and based on a range of performance levels of corporate goals:

Performance Level	On Target Bonus ($)	Corporate Component	Team Component	Individual Component(1)	Payout ($)	Actual Percentage Award
Exceptional individual performance and strong team performance, but failure to achieve lowest corporate target thresholds	$10,000	50%	100%	120%	$0	0%
Strong individual and team performance, but achievement at only 85% of corporate target threshold	$10,000	85%	100%	100%	$8,500	85%
On Target	$10,000	100%	100%	100%	$10,000	100%
Exceptional corporate performance, but weak team and individual performance	$10,000	120%	50%	50%	$3,000	30%
Maximum	$10,000	150%	100%	150%	$22,500	225%

(1)
For a participant in the TIPS Program to achieve more than 100% on the individual component, one or more other participants must have achieved less than 100% because the individual component must average 100% in respect of all participants in the TIPS Program.

        Equity-based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Stock options and restricted stock are awarded to our executive officers in order to tie compensation directly to our long-term success and to increase stockholder value. In determining the size of the stock option and/or restricted stock grants awarded to each executive officer, the Compensation Committee takes into account the executive officer's position, past performance, anticipated contribution to our long-term goals, and market data for executive officers in similar roles at peer companies. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. The Compensation Committee believes that a combination of stock options and restricted stock is most effective in meeting the key objectives of employee retention, motivation, and alignment with stockholder interests, and is the most cost effective and efficient manner of share usage, taking into account stock-based compensation expense and cash flow. Under the Company's 2007 Stock Incentive Plan, as amended, or the 2007 Plan, a finite number of shares is available. The aggregate number of shares under the 2007 Plan was based upon projected requirements in the normal course of business over a three-year period, within recommended guidelines, assuming similar usage rates to prior years based upon our hiring and annual stock incentive programs, as well as the use of restricted stock in addition to stock options. The historical practice of allocating equity awards to top performers and critical positions will be continued.

  Determining Executive Compensation

        The Compensation Committee determines and approves the compensation level for the President and Chief Executive Officer; reviews and sets compensation levels of other key executive officers; evaluates and approves goals and objectives of the President and Chief Executive Officer; reviews and approves goals and objectives of other key executive officers; evaluates the performance of these executives in light of those goals and objectives; evaluates and approves all grants of equity-based compensation to the President and Chief Executive Officer and the other executive officers; and recommends to our Board compensation policies for outside directors. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time.

        At the outset of the fiscal year, our Board sets the overall corporate performance goals for the year, while the Compensation Committee reviews and approves each executive officer's objectives and target bonus, except as otherwise predetermined by an employment agreement. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance and individual performance, if applicable, against the predetermined corporate performance goals and, if applicable, individual objectives to determine the appropriate bonus amount, as well as other performance considerations related to unforeseen events during the year. For each of the performance goals, a formula establishes a payout range based upon the target bonus allocation. The formula also determines the percentage of the target bonus to be paid based on a percentage of goal achievement.

        The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee reviews each component of the executive's compensation against executive compensation surveys. The surveys used for comparison reflect compensation levels and practices for persons holding comparable positions at certain of our peer group companies. The Compensation Committee also solicits appropriate input from our President and Chief Executive Officer, who works with our Vice President of Human Resources to recommend compensation for those executives reporting directly to him. The Compensation Committee considers, but is not bound by, recommendations made by Company management. Similarly, the Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. All decisions regarding the President and Chief Executive Officer's compensation are made by the Compensation Committee in executive session without the President and Chief Executive Officer present.

        For 2010, the Compensation Committee first retained Frederic W. Cook & Company and then Pearl Meyer & Partners as its compensation consultants to provide an analysis of the total compensation practices for our executive and senior management positions. Pearl Meyer & Partners provided the Compensation Committee with a study, whose purpose was to provide management and the Compensation Committee with current information on the competitiveness of our total cash and long-term incentive compensation. The study provided a significant amount of comparative information, using peer group and market data. The Compensation Committee determined the need to review the current compensation strategy and the market reference peer group based on larger company metrics, considering our current and future growth potential. Our 2010 target compensation was compared to both our peer group and survey data. Although the competitive positioning of individual executives varied, the findings by Pearl Meyer & Partners indicated that, in the aggregate, our base salaries were generally at or below that of our peer group and survey medians, actual total annual cash compensation was generally below the peer group and survey medians, and target total direct compensation was above the peer group. Due to the uncertainty of macroeconomic conditions and business results and because base salaries were generally commensurate with that of our peer group and survey medians, the Compensation Committee determined to generally keep 2010 executive compensation at 2008 and 2009 levels, with the exception of the compensation of new executive officer hires in 2010, which was commensurate with that of our peer group in order to attract such new hires to join the Company.

        For 2010, the methodology for the compensation review conducted by Pearl Meyer & Partners included a compensation analysis and comparison on a job description level with peer companies based upon information derived from publicly-disclosed information provided on proxy statements. The primary peer group included Acme Packet, Inc., ADTRAN, Inc., Aruba Networks, Inc., Blue Coat Systems, Inc., Calix, Inc., Digi International Inc., EMS Technologies, Inc., Emulex Corporation, Extreme Networks, Inc., Finisar Corp., Harmonic Inc., Infinera Corp., Ixia, ShoreTel, Inc., Symmetricom, Inc. and Tekelec. The peer group selection factors included revenue size (primarily companies in the $87 million to $630 million annual revenue range with median revenue of $321 million) and industry (including all high technology companies with a majority in the networking/telecommunications industry).

        Our compensation philosophy is that the overall compensation structure should be competitive within the industry in order to attract and retain talented executives and motivate our executive officers to achieve our business goals.

  Annual Bonus

        The Company's cash incentive compensation program, which is comprised of the SMCIP and the TIPS Program, includes eligibility for an annual performance-based cash bonus for all employees. The eligibility for an annual cash bonus creates an incentive for all employees to achieve desired short-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses, set as a percentage of annual base salary, for each position. The target bonuses for executive officers covered by the SMCIP in fiscal 2010 ranged between 50% and 100% of annual base salary and were tied entirely to the achievement of annual corporate goals. The target bonuses for the executive officers covered by the TIPS Program in fiscal 2010 ranged between 30% and 60% of annual base salary and were tied to achievement of a combination of annual corporate, individual and team goals. The Compensation Committee annually reviews target bonuses as a component of executive compensation against peer group data. It believes the target bonuses for our executive officers for 2010 were within the appropriate range as a percentage of base salary and overall total compensation.

        All other employees, including non-executive vice presidents and management directors but excluding commissioned sales employees, are eligible for a similar performance-based bonus under the TIPS Program, with target bonuses at a lower percentage of salary. Employees covered by the TIPS Program generally have target bonuses at 5% to 30% of annual base salary, with their actual bonus awards dependent on the achievement of corporate goals, team goals and individual goals.

        The Compensation Committee determines the annual bonus to be paid to the President and Chief Executive Officer given his target bonus, achievement of corporate goals, and the Compensation Committee's overall assessment of performance based on achievement of such corporate goals. For the President and Chief Executive Officer's direct reports, the Compensation Committee reviews and approves the annual bonuses to be paid to such individuals, based upon the President and Chief Executive Officer's recommendations. The President and Chief Executive Officer determines the annual bonus percentage to be paid to all other employees. The Board may approve, modify or override the determination of the Compensation Committee or the President and Chief Executive Officer, as applicable, of an employee's bonus payment based on its view of the achievement of performance goals.

        The President and Chief Executive Officer is responsible for determining the level of achievement of each executive against the stated corporate goals and, where applicable, the executive's achievement of certain individual goals. For the Named Executive Officer who had individual goals as a component of his overall compensation, such individual goals typically pertain to meeting financial targets, leading and overseeing major projects, operational efficiencies, reliability and compliance. For each Named Executive Officer's performance (other than the President and Chief Executive Officer), the President and Chief Executive Officer bases his evaluation on his conversations with the Vice President of Human Resources regarding the development and objectives of each Named Executive Officer, his knowledge of the individual's accomplishments as well as discussions with each of the Named Executive Officers. The achievement level is determined in the first quarter of each year based on the performance in the preceding year. In fiscal 2010, the corporate goals for the President and Chief Executive Officer and his direct reports at the time the SMCIP was implemented included revenue of $230,000,000, operating loss of $3,500,000, and the sale of the Company's new product—one times the new product weighting if the bookings exceeded $1,000,000 and two times the weighting if revenue for 2010 exceeded $1,000,000. Fiscal 2010 corporate goals incorporated an operating loss as well as lower revenues as compared to 2009 because of the economic outlook for 2010. Based on the Company's performance in 2010, the Compensation Committee determined that the metric payout level of achievement against 2010 corporate goals under SMCIP was 209.7%. Achievement of the individual corporate goals under SMCIP in 2010 was as follows: 138.6% of the revenue goal, 250.0% of the full year operating earnings goal, and 200.0% of the new product introduction goal. Meanwhile, the Compensation Committee determined that the metric payout level of achievement against the goals under the TIPS Program was 147.15% and achievement of the corporate goals under the TIPS Program was as follows: 138.6% of the revenue goal, 150.0% of the full year operating earnings goal and 150.0% of the new product introduction goal.

        The SMCIP consisted solely of corporate achievement metrics and no individual metrics. Only six executive officers were eligible to participate in the SMCIP.

        Target bonus levels were determined based upon competitive market and peer group data and analysis.

        For fiscal 2010, individual performance of an executive officer subject to the TIPS Program was assessed based on the level of achievement of individual goals and team goals. Each such executive officer was given a performance ranking based on this assessment.

        The President and Chief Executive Officer and/or his direct reports reviewed the performance reviews for all management employees and presented the performance data and his recommendations to the Compensation Committee based on the guidelines previously established by management for review.

        Pursuant to the terms of his employment agreement, dated October 8, 2010, as amended on February 14, 2011, Mr. Dolan was eligible for an "on target bonus" of 100% of his annual base salary, subject to the achievement of specific objectives. For fiscal year 2010, Mr. Dolan was subject to the SMCIP and his specific objectives were the same ones given to his predecessor, and if received, his target bonus would be pro rated for the number of days in 2010 during which he was employed by us.

        Pursuant to the terms of his employment agreement, dated December 28, 2007, as amended on each of February 19, 2010 and April 29, 2010, Mr. Pastore was eligible for an "on target bonus" of 60% of this then-current annual base salary, subject to the achievement of specific objectives. He was covered by the SMCIP and also received a $125,000 retention bonus to which he was entitled pursuant to the February 19, 2010 amendment when he assumed the duties of Interim Chief Financial Officer.

        Mr. Pai was eligible for an "on target bonus" of 70% of his annual base salary, subject to the achievement of specific objectives, pursuant to the terms of his employment agreement, dated December 11, 2008, and as amended on February 18, 2010. He was also covered by the SMCIP.

        Ms. Harris' and Mr. Dillon's respective target bonus levels were based upon competitive data, including peer group and survey data, their positions in the Company, and their anticipated contributions to our long-term goals. The then-President and Chief Executive Officer provided a recommendation as to Ms. Harris' and Mr. Dillon's target bonuses to the Compensation Committee for the Compensation Committee's consideration and approval.

        For 2010, Ms. Harris was eligible to receive a target bonus of 50% of her then-current annual base salary under the SMCIP. In 2010, Ms. Harris was awarded an option to purchase up to 90,000 shares of the Company's common stock and a grant of 30,000 shares of restricted stock under the 2007 Plan because the Compensation Committee determined that her equity stake in the Company was significantly lower than Ms. Harris' peers and because Ms. Harris' performance merited such additional awards. Additionally, pursuant to the terms of an October 3, 2008 severance and retention program, 5,556 shares of restricted stock previously granted to Ms. Harris vested on March 15, 2011 after the Compensation Committee determined that the Company met certain performance criteria in 2010. If the Company achieves certain performance metrics for the fiscal years ending December 31, 2011 and 2012, Ms. Harris may also be entitled to the vesting of up to an additional 11,111 shares of performance stock pursuant to this grant, as discussed below under "Employment, Severance and Change of Control Arrangements."

        For 2010, Mr. Dillon was eligible to receive a target bonus of 60% of his then-current annual base salary under the TIPS Program. In 2010, Mr. Dillon was awarded an option to purchase up to 125,000 shares of common stock of the Company under the 2007 Plan for incentive and retention purposes. Additionally, pursuant to the terms of an October 3, 2008 severance and retention program, 22,000 shares of restricted stock previously granted to Mr. Dillon vested on March 15, 2011 after the Compensation Committee determined that the Company met certain performance criteria in 2010. If the Company achieves certain performance metrics for the fiscal years ending December 31, 2011 and 2012, Mr. Dillon may also be entitled to the vesting of up to an additional 44,000 shares of performance stock pursuant to this grant, as discussed below under "Employment, Severance and Change of Control Arrangements."

        Mr. Dillon's team goals under the TIPS Program were the aggregate of the team goals for each of the teams he managed, which consisted of specific performance, operational and financial objectives intended to support our overall corporate goals. Because Mr. Dillon is responsible for a large number of teams, his individual goals were tied to effective management of these teams and their performance against financial budgets. For 2010, the Compensation Committee determined that Mr. Dillon generally met his team goals and exceeded his individual goals.

        As Vice President of Product Management and Marketing, Mr. Tipping's cash incentives were based upon the achievement of goals related to revenue and sales orders, which supported our corporate goals, and therefore, he was part of neither the SMCIP nor the TIPS Program. Instead, Mr. Tipping's cash incentive was based upon commissions as a percentage of sales orders and revenue quotas achieved and he was eligible for additional commissions based upon achievement of 80% of the sales order and 80% of the revenue goals. For 2010, Mr. Tipping's commission rate on sales orders up to 80% of quotas was 0.01745%, his commission rate on revenues up to 80% was 0.00966%, and his commission rate for orders of certain specific products was 0.62500%. The rates for achievement of sales orders, revenue and specific product orders in excess of quotas were 0.06979%, 0.03863% and 2.50%, respectively. Mr. Tipping also received commissions based upon annual gross margin attainment of at least 60% and an option to purchase up to 100,000 shares of common stock of the Company under the 2007 Plan for incentive and retention purposes.

        Based on the criteria described above, the Compensation Committee approved the payment of 2010 cash bonuses for our management officers in March 2011. The annual cash incentive bonus paid to our Named Executive Officers in March 2011 is set forth below in the Summary Compensation Table.

        In January 2011, our Board, based upon the recommendation of the Compensation Committee, approved our fiscal 2011 bonus plan under both the SMCIP and the TIPS Program. Under the SMCIP for 2011, the Compensation Committee set corporate targets based on the Company's achievement of fiscal 2011 projected revenue, operating income, and bookings, subject to adjustments for actual performance above or below the projection up to a maximum of 150% of the executive's targeted bonus under extraordinary circumstances. As in 2010, the SMCIP for 2011 will only have a corporate component and the TIPS Program will be based upon corporate metrics, team goals and individual goals. The corporate component under the 2011 TIPS Program will have a maximum payout at 150% of the measurement metric.

  Severance and Retention Program and Agreements

        In February 2010, Richard Gaynor, our former Senior Vice President and Chief Financial Officer, resigned from the Company. Mr. Gaynor was not eligible to receive, and he did not receive, any compensation package or severance pursuant to the terms of his Executive Severance and Arbitration Agreement or his employment agreement.

        On May 20, 2010, we announced that Richard N. Nottenburg planned to step down as President and Chief Executive Officer and a director of the Company by the end of March 2011. On October 8, 2010, Raymond P. Dolan ("Mr. Dolan") accepted an offer of employment as our President and Chief Executive Officer, effective October 12, 2010, succeeding Dr. Nottenburg.

        On May 18, 2010, Dr. Nottenburg and the Company entered into a letter agreement (the "Retention Agreement") pursuant to which Dr. Nottenburg agreed to stay with the Company while assisting the Company with an orderly transition of his duties and responsibilities. Dr. Nottenburg agreed to remain in his current role as President and Chief Executive Officer until the earlier of the date the Board relieved him of such duties or March 31, 2011 (such earlier date, the "Effective Termination Date"). The Retention Agreement includes the following material provisions relating to Dr. Nottenburg's compensation: (i) Dr. Nottenburg would continue to be entitled to his "Base Salary" (as defined in his May 13, 2008 employment agreement) through March 31, 2011, with any unpaid balance payable in a lump sum if his employment was terminated by the Board prior to March 31, 2011 other than for "Cause" (as defined in his May 13, 2008 employment agreement); and (ii) if the Board relieved Dr. Nottenburg of his duties as President or Chief Executive Officer prior to December 31, 2010, other than for Cause, Dr. Nottenburg would be entitled to his full "Target Bonus" (as defined in his May 13, 2008 employment agreement) for 2010, which equaled 100% of his current Base Salary. If, however, the Company subsequently determined that Dr. Nottenburg's actual bonus would have been greater than his Target Bonus based on the Company's financial results for 2010, the Company would pay Dr. Nottenburg the difference. In connection with the Retention Agreement, on June 15, 2010, Dr. Nottenburg was granted 750,000 shares of restricted stock (the "Retention Shares") under the 2007 Plan, which had an aggregate grant date fair value of $1.9 million, and he agreed to relinquish his rights to two performance-based stock grants, each in the amount of 250,000 shares of restricted stock. Of the 750,000 restricted shares, (a) 250,000 of such shares would vest on the Effective Termination Date (unless his employment was terminated for Cause prior to March 31, 2011); (b) 125,000 of such shares would vest upon the achievement of the financial metrics in the Company's 2010 operating plan, as previously approved by the Board; (c) 125,000 of such shares would vest upon the achievement of the target bookings from new products under the SMCIP; and (d) 250,000 of such shares would vest on the earlier of sixty days after the first day of employment if Dr. Nottenburg's successor, provided that Dr. Nottenburg assisted with the transition during such period, the date the Board relieved Dr. Nottenburg of his duties as President or Chief Executive Officer of the Company other than for Cause, if no successor had been appointed by such date, or March 31, 2011. If Dr. Nottenburg terminated his employment with the Company for "Good Reason" (as such term is defined in his May 13, 2008 employment agreement), the 750,000 shares would accelerate and become fully vested. Dr. Nottenburg's employment letter of May 13, 2008 provided for the acceleration of vesting of stock options and restricted stock on the date Dr. Nottenburg's employment was terminated, provided that certain conditions were met. The Company adjusted the requisite service period of the stock options and restricted stock outstanding to reflect the expected accelerated vesting. The Company recognized stock-based compensation expense related to these awards of $3.9 million, of which $2.9 million was recorded in the three months ended September 30, 2010 and $1.0 million was recorded in the three months ended June 30, 2010. Upon the Effective Termination Date (unless his employment was terminated for Cause prior to March 31, 2011), Dr. Nottenburg was entitled to terminate his employment with the Company for Good Reason, and was eligible to receive the amounts payable to him and the benefits provided to him under his May 13, 2008 employment agreement upon termination for Good Reason, in addition to the amounts payable to him under the Retention Agreement.

        On December 30, 2010, we announced that Gurudutt Pai was stepping down as Executive Vice President and Chief Operating Officer of the Company, effective immediately. In connection with Mr. Pai's departure, the Company and Mr. Pai entered into a letter agreement dated December 29, 2010 (the "Separation Letter'). Pursuant to the Separation Letter, Mr. Pai received a lump sum payment equal to his annual base salary and target bonus; continuation of payment of our share of health benefits for 18 months; payment of unreimbursed expenses and any accrued but unused vacation pay; 12-months forward vesting of certain unvested options; payment of $66,000 in lieu of the accelerated vesting of certain other unvested options; complete vesting of unvested restricted stock; termination of all performance shares; and payment of his 2010 bonus if, as and when such bonuses were paid to other Company executives. The Company recognized stock-based compensation expense, net of forfeitures, aggregating $0.5 million in the three months ended December 31, 2010 related to the Separation Letter.

        In 2008, the Compensation Committee approved a severance and retention program and agreement for certain executive officers, including our current and former Senior Vice President and Chief Financial Officer, our Vice President of Global Sales and our Vice President of Human Resources. The Compensation Committee considered the value of services provided by such officers and their unique capabilities. The Compensation Committee engaged an executive compensation consultant, the Wilson Group, and the Compensation Committee negotiated a compensation package and terms for such officers. The Compensation Committee concluded it was in our best interests to provide a retention package with incentives based on performance and appreciation of stock value. Our Senior Vice President and Chief Financial Officer and certain other key employees each entered into an Executive Severance and Arbitration Agreement with us on October 7, 2008, which is described below under "Employment, Severance and Change of Control Arrangements."

  Benefits and Other Compensation

        Executives are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, dental insurance, and paid holidays. With the exception of our President and Chief Executive Officer as well as our Senior Vice President of Engineering and Chief Technology Officer, who begin to accrue four weeks vacation upon date of hire, all other employees begin accruing three weeks vacation upon date of hire. We offer a 401(k) program and the ability to purchase shares of our common stock under our Amended and Restated 2000 Employee Stock Purchase Plan.

        We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis.

  Stock Option Grant Policy

        We have granted stock options under the 2007 Plan as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their purchase price.

  New Hire Grants

        The Compensation Committee has delegated authority to our President and Chief Executive Officer to grant new hire options consistent with approved guidelines and restrictions governing the delegation. These guidelines are as follows:

  •
  Such options are granted pursuant to the 2007 Plan;

  •
  Such options are on the terms of our standard form of stock option agreement;

  •
  The grant date is the 15th day of the month following the employee's start date and the exercise price of such options is equal to the closing price of our common stock on that grant date, or the next business day in the event that the 15th day falls on a day that the NASDAQ Stock Market is closed;

  •
  The Chief Executive Officer is not authorized to grant options (a) to himself or to any of our executive officers, or (b) to any new employee for more than 100,000 shares of our common stock;

  •
  The Chief Executive Officer is authorized to delegate his authority to our Chief Financial Officer and/or Vice President of Human Resources (or the most senior human resources executive); and

  •
  The Chief Executive Officer must maintain a list of the options granted pursuant to the delegated authority and must, upon request, report to the Compensation Committee regarding the options granted.

        The Compensation Committee reviews all new hire grants issued under the delegation of authority. The Compensation Committee also reviews and, if appropriate, approves the grants to new hires in excess of 100,000 shares at a Compensation Committee meeting. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of proposed individual grants is provided in advance of the Compensation Committee meeting and is included in the meeting minutes.

  Annual Equity Incentive Grants

        The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. At a Compensation Committee meeting, the Compensation Committee reviews a proposed plan for the granting of equity awards to executives and employees in connection with the annual equity incentive program. Typically, employee eligibility is based upon hire date with a required minimum of one year of service. Among the eligible employees, awards are allocated to employees based upon management's evaluation of employee performance and other business criteria.

        The proposed plan includes overall parameters of the plan and a pool of shares to be allocated under the plan. The Compensation Committee discusses the plan with management and then requests that management provide the Compensation Committee with a specific list of individual grants for employees consistent with the Compensation Committee's guidance. The Compensation Committee determines specific grants for executives. Management then prepares a list of individual grants for employees and executives and submits to the Compensation Committee the list of individual grants for employees and executives. The Compensation Committee reviews and, if appropriate, approves the list of individual grants at a Compensation Committee meeting. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of individual grants is attached to the meeting minutes.

        In the past, the Compensation Committee established the grant date for annual equity incentive grants to be August 15 of each year, or the next business day following August 15 if August 15 falls on a weekend or holiday. The Compensation Committee has revised the grant date to be March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday, for fiscal 2011 and going forward. This change was implemented because a March grant date is more aligned with the Board and the Compensation Committee's assessment of the Company's previous fiscal year as well as our employees' annual performance review cycle. The Compensation Committee retains the right to change this date based on business events that might warrant using another date for the annual equity incentive grant date.

        The Compensation Committee followed this practice for 2010 equity incentive grants.

  Promotion and Achievement Grants

        From time to time, our management recommends to the Compensation Committee promotion or achievement grants to our employees or executives. The Compensation Committee must approve all promotion or achievement grants at Compensation Committee meetings. The actions taken at the meetings are documented in meeting minutes, including all stock option grants approved. Promotion and achievement grants typically have a grant date of the 15th day of the month following the Compensation Committee's approval of the grant, or the next business day if such 15th day of the month is a weekend or a holiday.

  Vesting

        Provided that an employee continues his or her employment with us, on the applicable vesting date, options will vest and become exercisable as follows: (i) new hire grants: 25% of the shares vest on the first anniversary of the date that employment with us commences, or the employment date, and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of the employment date; (ii) all other option grants: 25% of the shares vest on the first anniversary of the grant date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of the grant date; and (iii) restricted stock grants: 25% of the shares vest on the first anniversary of the employment date or the grant date and the remaining 75% vest in equal increments of 12.5% semi-annually through the fourth anniversary of the employment date or the date of the grant.

        Grants to non-employee directors have the same vesting schedule as specified above subject to continued service on our Board.

        For more disclosure relating to outstanding equity awards granted to the Named Executive Officers, please see page 52, below.

  Termination

        Options typically expire on the tenth anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock), provided that if an employee's employment relationship with us terminates, the option termination date is determined based upon the reason for employment termination as follows: (i) death or total and permanent disability of optionee (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)—180 days thereafter; or (ii) termination for any other reason—30 days thereafter under the 1997 Plan or 90 days thereafter under the 2007 Plan, unless otherwise extended.

        We have entered into agreements with certain executives providing for extended terms for stock option grants following the executive's termination, as described under "Employment, Severance and Change of Control Arrangements" below.

  Acceleration

        In the event of an acquisition of us, or the Acquisition, as defined in the 2007 Plan, our standard stock option and restricted stock agreement and stock plan documents provide a pre-determined vesting schedule for such Awards.

        Under our standard stock option agreement, effective immediately prior to the occurrence of an Acquisition, the lesser of the number of then unvested shares subject to a stock option Award or 25% of the total number of shares subject to that stock option Award will become vested. In such event, the balance of the unvested shares subject to a stock option Award will continue to vest pursuant to the vesting schedule set forth in the Award. Additionally, the vesting schedule will be shortened by 12 months.

        Under our standard restricted stock agreement, effective immediately prior to the occurrence of an Acquisition, an additional 25% of the number of shares covered by the restricted stock Award will become vested and the remaining unvested shares subject to the restricted stock Award will continue to vest pursuant to the vesting schedule set forth in the Award. Additionally, the vesting schedule will be shortened by 12 months.

        Under our standard restricted stock agreement executed pursuant to a 2009 stock option exchange tender offer, under which eligible employees were offered the opportunity to surrender significantly "underwater" stock options in exchange for a lesser number of shares of restricted stock granted under the 2007 Plan, effective immediately prior to the occurrence of an Acquisition, an additional 33 1/3% of the number of shares covered by such restricted stock Award will become vested and the remaining unvested shares subject to the restricted stock Award will continue to vest pursuant to the vesting schedule set forth in the Award. Additionally, the vesting schedule will be shortened by 12 months.

        We have entered into agreements with certain executives providing for acceleration of the vesting of stock options and restricted stock upon a change of control as described under "Employment, Severance and Change of Control Arrangements" below.

  Tax and Accounting Considerations

        Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

        Incentive Stock Options.    Options granted to employees through 2007 were intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. Although the 2007 Plan allows for the granting of incentive stock options, the Company's current practice is not to grant options to employees as incentive stock options. However, there are outstanding incentive stock options that were previously granted to employees that continue to be exercised and were exercisable at December 31, 2010. We make no representation or warranty as to the tax treatment to the optionee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option. In addition, options will not be treated as incentive stock options for tax purposes to the extent that options covering in excess of $100,000 of stock (based upon fair market value of the stock as of the respective dates of grant of such options) become exercisable in any calendar year; and such options will be subject to different tax treatment.

        Policy on Deductibility of Executive Compensation.    The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other officer (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Securities Exchange Act of 1934, as amended, by reason of being among our three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and our stockholders best interests, after taking into consideration changing business conditions and the performance of our employees.

Compensation Committee Report

        The Compensation Committee consists of Paul J. Severino (Chairman), Beatriz V. Infante, John A. Schofield and H. Brian Thompson. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: Paul J. Severino (Chairman) Beatriz V. Infante John A. Schofield H. Brian Thompson

        The information contained in the foregoing report shall not be deemed "filed" or to be "soliciting material" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference.

 Compensation Program as it Relates to Risk

        Sonus management and the Compensation Committee review Sonus' compensation practices to ensure that they do not encourage excessive risk taking. Based upon our comprehensive review of our compensation program, we concluded that our compensation program does not encourage excessive or inappropriate risk taking for the following reasons, among others:

  •
  We structure our pay to consist of both fixed and variable compensation.

  •
  Our stock option awards generally vest over a period of four years and are only valuable if our stock price increases over time.

  •
  Our incentive plans include a profit metric as a significant component of performance to promote disciplined progress toward financial goals. None of Sonus' incentive plans are based solely on bookings or revenue targets, which mitigates the risk of employees focusing exclusively on the short term.

        We are confident that our compensation program for 2010 was aligned with the interests of our stockholders and rewards for performance.

        The Compensation Committee and our management recognize that depending on the specific characteristics and circumstances of the Company, other compensation practices might also be appropriate. Therefore, the Compensation Committee and our management are committed to reviewing this determination on an annual basis.

Executive Compensation Tables

  Summary of Executive Compensation

        The following table sets forth, for the year ended December 31, 2010 and for the two years prior thereto, the compensation earned by our Chief Executive Officer, our Chief Financial Officer, the other three most highly compensated executive officers serving as executive officers at December 31, 2010, and our former President and Chief Executive Officer, former Chief Financial Officer and the other most highly compensated executive officer, all three of whom were no longer employees at December 31, 2010 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)

Raymond P. Dolan(3)	2010	$111,859	$—	$—	$1,942,100	$232,607	$15,091	$2,301,657
President and Chief Executive
Officer

Wayne Pastore(4)	2010	$267,577	$—	$350,527	$374,100	$483,502	$406	$1,476,112
Chief Financial Officer	2009	$210,000	$—	$—	$—	$35,715	$192	$245,907
	2008	$190,212	$—	$59,734	$216,420	$51,200	$176	$517,742

Matthew Dillon(5)	2010	$235,125	$—	$54,560	$178,550	$256,895	$510	$725,640
Vice President, Global	2009	$235,125	$—	$—	$—	$119,963	$333	$355,421
Services	2008	$235,925	$—	$297,920	$—	$119,942	$358	$654,145

Kathleen Harris(6)	2010	$212,885	$—	$104,423	$139,851	$234,808	$3,950	$695,917
Vice President, Human	2009	$204,945	$—	$—	$—	$69,710	$3,928	$278,583
Resources	2008	$204,945	$—	$74,666	$—	$72,178	$3,927	$355,716

David Tipping(7)	2010	$158,700	$—	$—	$142,840	$325,491	$3,631	$630,662
Vice President, Product	2009	$153,121	$—	$35,297	$—	$81,606	$3,621	$273,645
Marketing & Product Mgmt.	2008	$144,200	$—	$—	$—	$48,303	$3,292	$195,795

Richard N. Nottenburg(8)	2010	$390,385	$500,000	$1,867,500	$—	$548,250	$1,762,501	$5,068,636
Former President and Chief	2009	$500,000	$—	$2,175,000	$405,300	$380,310	$2,322	$3,462,932
Executive Officer	2008	$272,756	$216,667	$2,175,000	$1,647,800	$—	$673	$4,312,896

Richard J. Gaynor(9)	2010	$30,328	$—	$—	$—	$—	$144	$30,472
Former Chief	2009	$285,010	$—	$—	$—	$139,003	$4,148	$428,161
Financial Officer	2008	$285,000	$—	$448,000	$—	$262,549	$10,749	$1,006,298

Gurudutt Pai(10)	2010	$364,984	$—	$796,250	$437,088	$550,331	$735,241	$2,883,894
Former Chief Operating	2009	$275,000	$—	$—	$—	$116,923	$3,770	$395,693
Officer	2008	$12,516	$—	$432,000	$258,690	$6,404	$11	$709,621

(1)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the grant date fair value of each option award granted to each Named Executive Officer. The grant date fair values of option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model with the following assumptions, excluding the options granted to Mr. Dolan and Dr. Nottenburg:

	Year ended December 31,
	2010	2009	2008
Risk-free interest rate	1.46%–2.65%	1.76%–2.47%	2.18%–3.12%
Expected dividends	—	—	—
Weighted average volatility	64.5%	64.3%	71.75%
Expected life (years)	4.5	4.5	4.5

  The grant date fair value of Mr. Dolan's option award was estimated in accordance with ASC 718 using the Black-Scholes valuation model with the following assumptions:

October 15, 2010 Award
Risk-free interest rate	1.54%
Expected dividends	—
Weighted average volatility	62.26%
Expected life (years)	6.0

  The grant date fair values of Dr. Nottenburg's option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model with the following assumptions:

	January 15, 2009 Award	June 16, 2008 Award
Risk-free interest rate	2.0%	3.84%
Expected dividends	—	—
Weighted average volatility	70.24%	77.25%
Expected life (years)	6.0	6.0

  For further discussion regarding the assumptions used in calculating the amounts in this column, please see Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
Please see "Compensation Discussion and Analysis—Compensation Components—Cash-based Incentives" for a description of our incentive compensation program. For 2010, target bonuses and actual payments under the incentive compensation program for each current Named Executive Officer, other than the Vice President of Product Marketing and Product Management, and former President and Chief Executive Officer, were as follows:

Mr. Dolan's target incentive was 100% of his base salary, prorated for 2010.

Mr. Pastore's target incentive was 60% of his base salary.

Mr. Dillon's target incentive was 60% of his base salary.

Ms. Harris' target incentive was 50% of her base salary.

As Vice President of Product Marketing and Product Management, Mr. Tipping's cash incentives were based upon the achievement of goals related to revenue and sales orders, which supported our corporate goals.

Mr. Pai's target incentive was 70% of his base salary.

(3)
Mr. Dolan was granted 750,000 restricted shares of the Company's common stock, which are subject to both performance and time vesting (the "Performance Shares"). The Compensation Committee, in its sole discretion, will establish performance conditions reflecting "initiate," "threshold," "target" and "maximum" levels of achievement for the period January 1, 2011 through December 31, 2011 (the "Performance Period"). Subject to Mr. Dolan remaining employed at the end of the Performance Period, the number of Performance Shares that will become performance vested will be determined by the Compensation Committee's assessment of Company performance.

As of December 31, 2010, the performance conditions for the Performance Shares had not been established by the Compensation Committee, so this award is not considered granted for accounting purposes, and accordingly, has no grant date fair value as of that date.

Mr. Dolan's 'All Other Compensation' of $15,091 for 2010 is comprised of $11,308 for relocation expenses, $3,500 for our 401(k) matching contribution and $283 related to group term life insurance.

(4)
Mr. Pastore's 'All Other Compensation' of $406 for 2010 relates to group term life insurance.

(5)
Mr. Dillon's 'All Other Compensation' of $510 for 2010 relates to group term life insurance.

(6)
Ms. Harris' 'All Other Compensation' of $3,950 for 2010 is comprised of $3,500 for our 401(k) matching contribution and $450 related to group term life insurance.

(7)
Mr. Tipping's 'All Other Compensation' of $3,631 for 2010 is comprised of $3,500 for our 401(k) matching contribution and $131 related to group term life insurance.

(8)
Dr. Nottenburg's 'All Other Compensation' of $1,762,501 for 2010 is comprised of $1,760,618 for payments in connection with his Retention Agreement, including $27,285 related to continuation of his health insurance coverage, and $1,883 related to group term life insurance. Dr. Nottenburg stepped down from his position as President and Chief Executive Officer effective October 12, 2010.

(9)
Mr. Gaynor's 'All Other Compensation' of $144 for 2010 related to group term life insurance. Mr. Gaynor resigned from his position as Senior Vice President and Chief Financial Officer effective February 8, 2010.

(10)
Mr. Pai's 'All Other Compensation' of $735,241 for 2010 is comprised of $731,154 for payments in connection with his Separation Agreement, including $27,654 related to continuation of his health insurance coverage, $3,500 for our 401(k) matching contribution and $587 related to group term life insurance. Mr. Pai stepped down from his position as Executive Vice President and Chief Operating Officer effective December 30, 2010.

Plan-Based Awards

        The following table sets forth information about incentive plan awards made to the Named Executive Officers during the year ended December 31, 2010:

2010 GRANTS OF PLAN-BASED AWARDS

						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)								Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(3)
		Date of Compensation Committee Action (2)

Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum #)

Raymond P. Dolan(4)		2/23/11	$256,500	$500,000	$1,125,000
	10/15/10	10/7/10								1,000,000	$3.38	$1,942,100

Wayne Pastore		2/23/11	$87,723	$171,000	$384,750
	4/5/10	3/30/10					4,444	4,444				$11,777
	7/15/10	6/16/10							125,000	250,000	$2.86	$712,850

Matthew Dillon(5)		2/23/11	$100,586	$141,075	$317,419
	5/13/10	3/30/10					22,000	22,000				$54,560
	6/15/10	6/11/10								125,000	$2.69	$178,550

Kathleen Harris		2/23/11	$57,456	$112,000	$252,000
	4/5/10	3/30/10					5,556	5,556				$14,723
	8/16/10	7/26/10							30,000	90,000	$2.97	$229,551

David Tipping(6)		—	—	—	—
	6/15/10	6/11/10								100,000	$2.69	$142,840

Richard N. Nottenburg		2/23/11	$256,500	$500,000	$1,125,000
	6/15/10	5/10/10					250,000	250,000	500,000			$1,867,500

Richard Gaynor(7)		—	—	—	—

Gurudutt Pai		2/23/11	$134,662	$262,500	$590,625
	2/16/10	2/7/10							175,000	365,000	$2.23	$827,338
	3/31/10	2/7/10					175,000	175,000				$460,250

(1)
Amounts reflect potential cash award amounts payable under our incentive compensation program for 2010 described above in "Compensation Discussion and Analysis." Actual award amounts are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Date on which Compensation Committee took action to approve the award.

(3)
Amounts reflect the fair value of the performance-based stock awards, restricted stock awards and stock option grants as of the respective grant dates. The terms of the grants are as follows:

Mr. Dolan was granted an option to purchase 1,000,000 shares of our common stock at an exercise price of $3.38 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of his commencement date of October 12, 2010 and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of his commencement date. Mr. Dolan was also granted 750,000 restricted shares of the Company's common stock (the "Performance Shares") under the 2007 Plan, which are subject to both performance and time vesting. As of December 31, 2010, the performance conditions for the Performance Shares had not been established by the Compensation

  Committee, so this award is not considered granted for accounting purposes, and accordingly, has no grant date fair value as of that date and is not included in the table above.

  At December 31, 2010, Mr. Pastore was entitled to receive 4,444 shares of our common stock under a performance-based award for which the performance conditions had been satisfied as of that date. These shares were released to Mr. Pastore on March 15, 2011. Mr. Pastore was granted an award of 125,000 shares of restricted stock which vest over four years, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal increments semi-annually thereafter through the fourth anniversary of the grant date. Mr. Pastore was also granted an option to purchase 250,000 shares of our common stock at an exercise price of $2.86 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of the grant date.

  At December 31, 2010, Mr. Dillon was entitled to receive 22,000 shares of our common stock under a performance-based award for which the performance conditions had been satisfied as of that date. These shares were released to Mr. Dillon on March 15, 2011. Mr. Dillon was granted an option to purchase 125,000 shares of our common stock at an exercise price of $2.69 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of the grant date.

  At December 31, 2010, Ms. Harris was entitled to receive 5,556 shares of our common stock under a performance-based award for which the performance conditions had been satisfied as of that date. These shares were released to Ms. Harris on March 15, 2011. Ms. Harris was granted an award of 30,000 shares of restricted stock which vest over four years, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal increments semi-annually thereafter through the fourth anniversary of the grant date. Ms. Harris was also granted an option to purchase 90,000 shares of our common stock at an exercise price of $2.97 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of the grant date.

  Mr. Tipping was granted an option to purchase 90,000 shares of our common stock at an exercise price of $2.69 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of the grant date.

  In connection with his Retention Agreement of May 18, 2010, Dr. Nottenburg was granted two performance-based stock awards totaling 250,000 shares of our common stock, subject to the satisfaction of certain performance conditions for the year ended December 31, 2010, and two awards of 250,000 shares of restricted stock each, totaling 500,000 shares of restricted stock. At December 31, 2010, Dr. Nottenburg was entitled to receive the 250,000 shares granted under the performance-based stock awards, as the performance conditions had been satisfied as of that date. These shares were released to Dr. Nottenburg on March 15, 2011. Of the restricted stock awards, one award of 250,000 shares vested on October 12, 2010, the date his successor commenced employment, and the other 250,000 shares vested 60 days later in accordance with his Retention Agreement. Also in connection with his Retention Agreement, Dr. Nottenburg relinquished his rights to two performance stock grants, each in the amount of 250,000 restricted shares that had been granted to him in 2008.

  Mr. Pai was granted an award of 175,000 shares of restricted stock which would vest over four years, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal increments semi-annually thereafter through the fourth anniversary of the grant date. Mr. Pai was also granted an option to purchase 365,000 shares of our common stock at an exercise price of $2.23 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of the grant date. In addition, Mr. Pai was granted a performance-based stock award of 365,000 shares of our common stock, subject to the satisfaction of certain performance conditions through June 30, 2012. In connection with his Separation Agreement of December 29, 2010, Mr. Pai relinquished his rights to the options described above in exchange for a cash payment of $66,000. Mr. Pai also relinquished his rights to the performance-based stock award of 365,000 shares. The vesting of the 175,000 shares of restricted stock granted him in 2010 was accelerated so that the shares were fully vested as of December 30, 2010, his last date of employment with the Company.

(4)
The amounts included under the "Threshold", "Target" and "Maximum" captions for Estimated Future Payouts Under Non-Equity Incentive Plan Awards indicate the amounts related to Mr. Dolan on an annualized basis. Mr. Dolan's cash payment under the SMCIP was pro-rated for the number of days he was employed by the Company in 2010.

(5)
Mr. Dillon's "Threshold" assumes 100% individual and 100% team goals achievement under the TIPS Program.

(6)
Mr. Tipping's sales commissions are not capped.

(7)
Mr. Gaynor resigned as our Senior Vice President and Chief Financial Officer effective February 8, 2010. At the time of his resignation, the thresholds for non-equity incentive plan awards had not yet been determined and accordingly, there is not data regarding such awards for Mr. Gaynor included in the table above.

Option Holdings

        The following table sets forth information concerning stock options and unvested stock awards held by the Named Executive Officers as of December 31, 2010:

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)

Raymond P. Dolan	—	1,000,000	—	$3.38	10/12/20	—	—	—	—

Wayne Pastore	70,833	29,167	—	$3.76	2/15/18	13,333	$35,599	—	—
	—	250,000	—	$2.86	7/15/20	125,000	$333,750	—	—

Matthew Dillon	59,376	—	—	$4.47	6/16/13	6,250	$16,688	—
	90,624	—	—	$5.21	6/16/13	66,500	$177,555	—
	75,000	—	—	$5.19	8/27/14	—	—	—	—
	100,000	—	—	$4.87	6/17/15	—	—	—	—
	150,000	—	—	$4.91	9/9/15	—	—	—	—
	100,000	—	—	$4.91	1/9/16	—	—	—	—
	116,667	23,333	—	$5.64	8/15/17	—	—	—	—
	—	125,000	—	$2.69	6/15/20	—	—	—	—

Kathleen Harris	85,417	14,583	—	$5.64	8/15/17	16,666	$44,498	—	—
	—	90,000	—	$2.97	8/16/20	30,000	$80,100	—	—

David Tipping	12,500	—	—	$4.91	9/9/15	3,176	$8,480	—	—
	10,000	—	—	$4.91	1/9/16	9,591	$25,608	—	—
	—	100,000	—	$2.69	6/15/20	—	—	—	—

Richard N. Nottenburg	500,000	—	—	$4.75	10/12/15	—	—	—	—
	2,500	—	—	$1.28	10/12/15	—	—	—	—

Richard J. Gaynor	—	—	—	—	—	—	—	—	—

Gurudutt Pai	225,000	—	—	$1.44	12/30/13	—	—	—	—

(1)
Of Mr. Dolan's 1,000,000 unvested stock options, 250,000 will vest on October 12, 2011 and 20,833 will vest on the twelfth of each month from November 12, 2011 through October 12, 2014.

Of Mr. Pastore's 29,167 unvested stock options, 2,083 will vest on the sixth day of each month through February 6, 2012. Of Mr. Pastore's 250,000 unvested stock options, 62,500 will vest on July 15, 2011 and 5,208 will vest on the fifteenth of each month from August 15, 2011 through July 15, 2014.

Of Mr. Dillon's 23,333 unvested stock options, 2,083 will vest of the fifteenth of each month through August 15, 2011. Of Mr. Dillon's 125,000 unvested stock options, 31,250 will vest on August 16, 2011 and 2,569 will vest monthly from September 16, 2011 through August 16, 2014.

Of Ms. Harris' 14,583 unvested stock options, 2,917 will vest monthly through August 15, 2011. Of Ms. Harris' 90,000 unvested stock options, 22,500 will vest on August 16, 2011 and 1,875 will vest monthly from September 16, 2011 through August 16, 2014.

Of Mr. Tipping's 100,000 unvested stock options, 25,000 will vest on June 15, 2011 and 2,083 will vest monthly from July 15, 2011 through June 15, 2014.

(2)
At December 31, 2010, Mr. Dolan had no unvested shares of restricted stock.

Mr. Pastore's 138,333 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
July 15, 2011	31,250
September 15, 2011	13,333
January 15, 2012	15,625
July 15, 2012	15,625
January 15, 2013	15,625
July 15, 2013	15,625
January 15, 2014	15,625
July 15, 2014	15,625

  Mr. Dillon's 72,750 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
February 15, 2011	3,125
August 15, 2011	3,125
September 15, 2011	66,500

  Ms. Harris' 46,666 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
August 16, 2011	7,500
September 15, 2011	16,666
February 16, 2012	3,750
August 16, 2012	3,750
February 16, 2013	3,750
August 16, 2013	3,750
February 16, 2014	3,750
August 16, 2014	3,750

  Mr. Tipping's 12,767 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
February 15, 2011	1,588
August 15, 2011	1,588
October 6, 2011	4,794
October 6, 2012	4,797
(3)
In accordance with SEC rules, the market value of unvested shares of restricted stock is determined by multiplying the number of such shares by $2.67, the closing market price of our common stock on December 31, 2010.

(4)
Mr. Dolan is entitled to one performance-based grant of up to 750,000 shares of our common stock contingent upon the Company's satisfaction of performance conditions for the year ended December 31, 2011 and subject to his continued employment with the Company. As of December 31, 2010, the performance conditions had not been defined and accordingly, the grants did not meet the criteria for an award and are excluded from the table above.

Mr. Pastore is entitled to two performance-based grants aggregating 8,889 shares of our common stock contingent upon the Company's satisfaction of performance conditions for each of the years ended December 31, 2011 and 2012. As of December 31, 2010, the performance conditions had not been defined and accordingly, the grants did not meet the criteria for an award and are excluded from the table above.

Mr. Dillon is entitled to two performance-based grants aggregating 44,000 shares of our common stock contingent upon the Company's satisfaction of performance conditions for each of the years ended December 31, 2011 and 2012. As of December 31, 2010, the performance conditions had not been defined and accordingly, the grants did not meet the criteria for an award and are excluded from the table above.

Ms. Harris is entitled to two performance-based grants aggregating 11,111 shares of our common stock contingent upon the Company's satisfaction of performance conditions for each of the years ended December 31, 2011 and 2012. As of December 31, 2010, the performance conditions had not been defined and accordingly, the grants did not meet the criteria for an award and are excluded from the table above.

        Option Exercises and Stock Vested.    The following table summarizes for the Named Executive Officers in 2010: (i) the number of shares acquired upon exercise of stock options and the value realized; and (ii) the number of shares acquired upon the vesting of restricted stock and the value realized, before payout of any applicable withholding tax:

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Raymond P. Dolan	—	—	—	—
Wayne Pastore	—	—	6,667	$23,068
Matthew Dillon	—	—	39,500	$131,170
Kathleen Harris	—	—	8,333	$28,832
David Tipping	—	—	7,966	$25,727
Richard N. Nottenburg	497,500	$710,564	1,125,000	$3,740,000
Richard J. Gaynor	—	—	—	—
Gurudutt Pai	—	—	75,000	$198,750

(1)
Of Mr. Pastore's 6,667 shares that vested and were released to him in 2010, 2,116 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Dillon's 39,500 shares that vested and were released to him in 2010, 12,733 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Ms. Harris' 8,333 shares that vested in 2010, 2,645 were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Tipping's 7,966 shares that vested in 2010, 2,620 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Dr. Nottenburg's 1,125,000 shares that vested and were released to him in 2010, 417,494 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Pai's 75,000 shares that vested and were released to him in 2010, 23,812 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the date of vesting.

 POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

        The table below shows potential payments to the Named Executive Officers with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2010, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the Named Executives Officers upon such a termination or change in control. The actual amounts to be paid or realized can only be determined at the time of a Named Executive Officer's termination or following a change in control.

	Termination without Cause or for Good Reason(1)	Change in Control: Stock Options Assumed or Substituted by Acquiring Company(2)	Change in Control: Stock Options Not Assumed or Substituted by Acquiring Company(3)	Termination without Cause or for Good Reason following Change in Control
Raymond P. Dolan
Cash Severance	$1,500,000	$—	$—	$2,000,000
Stock Options(4)	—	—	—	—
Stock Awards(5)(6)	—	—	—	—
Health Benefits	22,696	—	—	22,696

	$1,522,696	$—	$—	$2,022,696

Wayne Pastore
Cash Severance	$456,000	$—	$—	$456,000
Stock Options(4)	—	—	—	—
Stock Awards(6)	369,349	369,349	369,349	369,349
Health Benefits	15,131	—	—	15,131

	$840,480	$369,349	$369,349	$840,480

Matthew Dillon
Cash Severance	$376,200	$—	$—	$376,200
Stock Options(4)	—	—	—	—
Stock Awards(6)	194,243	194,243	194,243	194,243
Health Benefits	15,131	—	—	15,131

	$585,574	$194,243	$194,243	$585,574

Kathleen Harris
Cash Severance	$319,328	$—	$—	$319,328
Stock Options(4)	—	—	—	—
Stock Awards(6)	124,598	124,598	124,598	124,598
Health Benefits	10,361	—	—	10,361

	$454,287	$124,598	$124,598	$454,287

David Tipping
Cash Severance	$—	$—	$—	$—
Stock Options(4)	—	—	—	—
Stock Awards(6)	—	9,189	9,189	9,189
Health Benefits	—	—	—	—

	$—	$9,189	$9,189	$9,189

(1)
Assumes employment termination without a change in control.

(2)
If an acquiring company assumes or substitutes the stock options, under Sonus' stock incentive plans the number of shares subject to the option that are not then vested shall accelerate in vesting by 12 months upon the closing of such acquisition. In addition, 25% of the unvested shares of restricted stock shall become vested. However, under the agreements between us and each of Mr. Dolan, Mr. Pastore, Mr. Dillon and Ms. Harris, upon acquisition, 100% of the unvested shares of restricted stock would become vested.

(3)
If an acquiring company does not assume or substitute the stock options, under Sonus' stock incentive plans the number of shares subject to the option that are not then vested shall accelerate in full and become immediately exercisable upon the closing of such acquisition. In addition, 25% of the shares of unvested restricted stock shall become vested. However, under the agreements between us and each of Mr. Dolan, Mr. Pastore, Mr. Dillon and Ms. Harris, upon acquisition, 100% of the unvested shares of restricted stock would become vested.

(4)
Stock options held by each of our Named Executive Officers were out of the money on December 31, 2010. Accordingly, there would be no gain realized at December 31, 2010 related to the accelerated vesting of their stock options.

(5)
Under Mr. Dolan's agreement, in the event of an acquisition, 50% of the shares to which he is entitled would vest immediately if such acquisition occurs during the performance period. Since the performance period for this award is January 1, 2011 through December 31, 2011, for purposes of the calculations in the table above, the assumption is that such acquisition would occur on December 31, 2010, one day prior to the start of the performance period. Accordingly, the vesting on any of these shares would not accelerate and there would be no amounts realized.

(6)
The value of shares of restricted stock was calculated by multiplying the number of shares of restricted stock by $2.67, the closing market price of our common stock on December 31, 2010.

  Employment, Severance and Change of Control Arrangements

        Executive retention and severance agreements encourage executives to remain in our employ and to continue to devote their full attention to our success and provide enhanced financial security and incentive to the executives. In order to recruit and retain executives, we believed it was appropriate and necessary to provide assurance of certain severance payments if we terminated an executive's employment without cause or if the executive terminated his or her employment for good reason. Sonus competes in a challenging market environment with larger competitors that can provide greater cash incentives to executives. In addition, smaller private competitors can offer greater equity growth potential.

        On August 31, 2007, Richard J. Gaynor entered into an employment agreement with us, under which he became Chief Financial Officer as of October 1, 2007. In 2008, Mr. Gaynor received an initial annual base salary of $285,000. Pursuant to the terms of his employment agreement, Mr. Gaynor received an option to purchase 350,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on October 15, 2007. 25% of the shares subject to the option vested on the first anniversary of his commencement date. Subject to his continued employment, the remaining 75% vested in equal monthly increments through the fourth anniversary of his commencement date. Mr. Gaynor also received 35,000 shares of restricted stock, 25% of which vested on the first anniversary of his commencement date with the remaining 75% vesting in equal increments semi-annually through the fourth anniversary of his commencement date subject to his continued employment.

        The employment agreement provided that if Mr. Gaynor's employment was terminated following an acquisition of our company for any reason other than Cause (as defined in the agreement) or if he was not offered an equivalent position in the combined entity, he would be eligible to receive the following severance and related post-termination benefits: (i) 12 months salary continuation payments of his annual base salary; (ii) 12 months health benefits continuation; and (iii) 100% of all unvested options and restricted stock in his new hire grant would immediately become vested and exercisable, subject to his serving through a six month transition period, if requested.

        Mr. Gaynor resigned as Senior Vice President and Chief Financial Officer, effective February 8, 2010. As a result, all unvested equity-based awards as of this date were forfeited. Additionally, Mr. Gaynor was not entitled to receive, and did not receive, any severance payments from the Company as a result of his resignation.

        When Mr. Gaynor tendered his resignation effective February 8, 2010, Wayne Pastore assumed the role of Interim Chief Financial Officer of the Company, in addition to his then-current duties as Vice President, Finance and Corporate Controller.

        On December 28, 2007, Mr. Pastore entered into an employment agreement with us to commence employment on or within one week from February 4, 2008 as Sonus' Director, Business Process Improvement. In 2008, Mr. Pastore received an initial annual base salary of $210,000. Pursuant to the terms of his employment agreement, Mr. Pastore received an option to purchase 100,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the first 15th of the month following his start date. The option grant is subject to vesting.

        Mr. Pastore entered into an amendment to his employment agreement with us because of his assumption of additional duties as Interim Chief Financial Officer on February 8, 2010. According to the terms of the amendment, dated February 19, 2010, Mr. Pastore received an increase in his base salary from $210,000 to $240,000, effective as of February 8, 2010. In addition to the bonus he may have received pursuant to the SMCIP, Mr. Pastore also received the right to a retention bonus in the amount of $125,000, provided certain conditions were met. Mr. Pastore's employment agreement was further amended once he accepted to serve as Sonus' Senior Vice President and Chief Financial Officer, effective as of April 29, 2010. Pursuant to the terms of his amended employment agreement, effective as of April 29, 2010, Mr. Pastore received an annual base salary of $285,000 and he is eligible for an "on target bonus" of 60% of his then-current annual base salary, subject to the achievement of specific objectives. He also received the $125,000 retention bonus to which he was entitled pursuant to the February 8, 2010 amendment when he assumed the duties of Interim Chief Financial Officer.

        On May 16, 2008, Dr. Richard N. Nottenburg entered into an employment agreement with us to commence employment no later than June 14, 2008 as Sonus' President and Chief Executive Officer. Dr. Nottenburg also joined our Board. Pursuant to his employment agreement, Dr. Nottenburg received an initial annual base salary of $500,000 and he was eligible for an "on target bonus" of at least 80% of his annual base salary subject to the achievement of specific objectives. For fiscal year 2008, Dr. Nottenburg was guaranteed a bonus of 80% of his base salary pro rated for the days in 2008 he was employed by us. We reimbursed Dr. Nottenburg for relocation costs up to $25,000. Dr. Nottenburg also received an option to purchase 500,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Pursuant to his employment agreement, on January 15, 2009, Dr. Nottenburg received an option to purchase an additional 500,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Each of the foregoing grants was subject to vesting. Dr. Nottenburg was entitled to two performance stock grants of 250,000 shares each upon our achieving certain performance metrics between January 1, 2010 and December 31, 2012 as approved by the Compensation Committee.

        In the event of an Acquisition (as defined in Dr. Nottenburg's employment agreement), 100% of all unvested options and restricted stock would accelerate and become vested. In addition, the options would remain exercisable for the shorter of five years from the date of Acquisition or the original remaining life of the options. Dr. Nottenburg's employment agreement also provided that if he was terminated for any reason other than Cause (as defined in his employment agreement), or was terminated due to his death or disability or if Dr. Nottenburg terminated his employment with Good Reason (as defined in his employment agreement), he would receive: (1) a lump sum payment equal to one and one half times his then annual base salary and one and a half times his then target bonus (or two and a half times his target bonus if the termination follows an Acquisition); (2) health benefits continuation at our expense for 18 months following his termination; (3) acceleration of the vesting of options unvested as of the termination which would have vested over the 24 months following termination; (4) the right to exercise all vested options for the shorter of 5 years from the termination date or the original remaining life of the options; and (5) accelerated vesting of all unvested restricted shares at the time of termination.

        On May 20, 2010, we announced that Dr. Nottenburg planned to step down as President and Chief Executive Officer and a director of the Company by the end of March 2011. On October 8, 2010, Mr. Dolan accepted an offer of employment as our President and Chief Executive Officer, effective October 12, 2010, succeeding Dr. Nottenburg. The terms of Dr. Nottenburg's Retention Agreement are described under "Severance and Retention Program and Agreement" above.

        On December 11, 2008, Gurudutt Pai entered into an employment agreement with us to commence employment on December 15, 2008 as Sonus' Senior Vice President. Pursuant to his employment agreement, Mr. Pai received an initial annual base salary of $275,000 and he was eligible for an "on target bonus" of 50% of his annual base salary subject to the achievement of specific objectives. Mr. Pai received an option to purchase 300,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on December 15, 2008, the date of grant. Pursuant to his employment agreement, Mr. Pai also received 300,000 shares of restricted shares of our common stock. Each of the foregoing grants was subject to vesting.

        Mr. Pai's employment agreement also provided that if he was terminated without Cause (as defined in his employment agreement) or if Mr. Pai terminated his employment for Good Reason (as defined in his employment agreement), he would receive: (1) a lump sum payment equal to his annual base salary and target bonus; (2) continuation of payment of our share of his benefits for twelve months; (3) payment of reimbursed expenses and any accrued but unused vacation pay; (4) twelve-months forward vesting of unvested options; and (5) complete vesting of unvested restricted stock. In the event of a Change of Control (as defined in his employment agreement), 100% of all of Mr. Pai's unvested options and restricted stock would accelerate and become fully vested.

        On February 18, 2010, Mr. Pai entered into an amendment to his employment agreement, amending the terms of his compensation in connection with his appointment as Executive Vice President and Chief Operating Officer of the Company, effective February 8, 2010. Mr. Pai's amendment modified the terms of his compensation by increasing his annual base salary from $275,000 to $375,000, setting his annual bonus target at 70% of his then current base salary, granting him an option to purchase 365,000 shares of our common stock, and granting him 175,000 restricted shares of our common stock. Each of the foregoing grants was subject to vesting. Further, Mr. Pai was also entitled to receive a performance-based stock award of 175,000 restricted shares of our common stock upon the satisfaction of certain individual performance metrics and/or our achievement of certain metrics.

        On December 30, 2010, we announced that Mr. Pai was stepping down as Executive Vice President and Chief Operating Officer of the Company, effective immediately. The terms of Mr. Pai's Separation Letter are described under "Severance and Retention Program and Agreement" above.

        On October 8, 2010, Raymond P. Dolan entered into an employment agreement with us to commence employment no later than June 18, 2010 as Sonus' President and Chief Executive Officer. Mr. Dolan also joined our Board. Pursuant to his employment agreement, which was amended on February 14, 2011, Mr. Dolan received an initial annual base salary of $500,000 and he is eligible for an "on target bonus" of 100% of his annual base salary subject to the achievement of specific objectives. For fiscal year 2010, Mr. Dolan's specific objectives were the same ones given to his predecessor and if received, his target bonus would be pro rated for the days in 2010 he was employed by us. We reimbursed Mr. Dolan for relocation costs up to $50,000. Mr. Dolan also received an option to purchase up to 1,000,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant. This grant is subject to vesting.

        Pursuant to the terms of his employment agreement, as amended on February 14, 2011, Mr. Dolan was granted 750,000 restricted shares of the Company's common stock under the 2007 Plan on October 15, 2010, and such shares are subject to both performance and time vesting. These shares will be referred to as the Dolan Performance Shares. The Compensation Committee, in its sole discretion, will establish metrics reflecting "initiate", "threshold", "target", and "maximum" levels of achievement for the period January 1, 2011 through December 31, 2011, or the Dolan Performance Period. Subject to Mr. Dolan remaining employed at the end of the Dolan Performance Period, if the Compensation Committee determines that the Company performance is (i) above the "initiate" level of achievement, then the Dolan Performance Shares will become performance vested; (ii) at the "threshold" level of achievement, then 250,000 Dolan Performance Shares will become performance vested; (iii) at the "target" level of achievement, then 500,000 Dolan Performance Shares will become performance vested; or (iv) at the "maximum" level of achievement, then 750,000 Dolan Performance Shares will become performance vested; provided, however, that the number of Dolan Performance Shares that become performance vested between the "initiate", "threshold", "target", and "maximum" levels of achievement will be pro rated.

        Once the number of Dolan Performance Shares that have performance vested has been established by the Compensation Committee pursuant to the formula described above (such number of shares being referred to as the "Restricted Shares"), 25% of the Restricted Shares will vest on the date the Company reports its financial results by which the performance metrics are determined and, subject to Mr. Dolan's continued employment with the Company, an additional 25% of the Restricted Shares will vest on each of the second, third and fourth anniversaries of his commencement date. Any Dolan Performance Shares or Restricted Shares that do not vest based on the performance and time criteria described above will automatically be forfeited.

        In the event of an Acquisition (as defined in Mr. Dolan's employment agreement), 50% of all unvested options will accelerate and become vested immediately upon the date of the Acquisition and the remaining unvested options will continue to vest according to their terms. If the Acquisition occurs during the Dolan Performance Period, 500,000 Dolan Performance Shares will vest as follows: 50% of such shares will vest immediately upon the date of Acquisition and, subject to Mr. Dolan's continued employment with the Company or a successor entity, 16.667% of such shares will vest on each of the first, second and third anniversaries of the date of Acquisition. If, however, the Acquisition occurs after the Dolan Performance Period, 50% of the unvested Restricted Shares will vest immediately upon the date of Acquisition and the remaining unvested Restricted Shares will continue to vest according to their terms.

        Mr. Dolan's employment agreement also provides that if he is terminated for any reason other than Cause (as defined in his employment agreement), or is terminated due to his death or Disability (as defined in his employment agreement) or if Mr. Dolan terminates his employment with Good Reason (as defined in his employment agreement), he will receive: (1) a lump sum payment equal to one and one half times his then annual base salary and one and a half times his then target bonus (or two times his then annual base salary and two times his then target bonus if the termination follows an Acquisition); (2) health benefits continuation at our expense for 18 months following his termination; (3) any allowable unreimbursed expenses, any accrued but unused vacation pay and any earned but unpaid bonus amounts owing to Mr. Dolan at the time of termination; (4) acceleration of the vesting of options unvested as of the termination which would have vested over the 24 months following termination (or if the termination occurs in contemplation of, upon or after an Acquisition, then all unvested options will accelerate and immediately vest on the termination date); (5) the right to exercise all vested options for the shorter of 5 years from the termination date or the original remaining life of the options; and (6) acceleration of the vesting of all unvested Restricted Shares at the time of termination that would vest during the 24 months following Mr. Dolan's termination (or if the termination occurs in contemplation of, upon or after an Acquisition, then all unvested Restricted Shares will accelerate and immediately vest upon termination).

        In the event that, during the Dolan Performance Period, the Company terminates Mr. Dolan's employment for any reason other than Cause, Mr. Dolan's employment terminates due to his death or Disability, or Mr. Dolan terminates his employment for Good Reason, then Mr. Dolan will be entitled to receive 375,000 shares of the Company's common stock on the termination date in satisfaction of his award of Dolan Performance Shares. If, however, the termination occurs in contemplation of, upon or after an Acquisition, then Mr. Dolan will be entitled to receive 500,000 shares of the Company's common stock on the termination date in satisfaction of his award of Dolan Performance Shares.

        The Company does not currently have an employment agreement with David Tipping, our Vice President, Product Management and Marketing.

        In addition to compensation designed to reward employees and executives for service and performance, we have approved certain severance and change of control provisions for Mr. Pastore, Mr. Dillon, Ms. Harris and Mr. Gaynor.

        On October 3, 2008, the Compensation Committee of our Board approved a severance and retention program and agreement for each of Matthew Dillon, Kathleen Harris, Wayne Pastore and Richard J. Gaynor (each an "Executive"). The severance program and agreement provide for post-termination benefits in the event an Executive's employment is terminated by us without Cause (as defined in their respective agreements) or is terminated by the Executive for Good Reason (as defined in their respective agreements). The post-termination benefits include: (1) a lump sum payment equal to the Executive's annual base salary and target bonus; (2) continuation of payment of our share of benefits for 12 months; (3) payment of unreimbursed expenses and any accrued but unused vacation pay; (4) 12-months forward vesting of unvested options; and (5) complete vesting of unvested restricted stock. Pursuant to the program and agreement, we will grant each Executive: (1) certain restricted shares of our common stock, or Restricted Stock, under the 2007 Plan, subject to the terms of the 2007 Plan and our restricted stock agreement, which Restricted Stock shall vest 25% on September 15, 2009, 25% on September 15, 2010 and 50% on September 15, 2011, subject to continued employment by the Executive; and (2) additional Restricted Stock upon the achievement of certain performance metrics for the 2010, 2011 and 2012 fiscal years as determined by the Compensation Committee, or Performance Stock, with the Executive eligible to be granted 1/3 of such Performance Stock during each of such fiscal years, and when issued, such Performance Stock shall be fully vested on the date of grant. In the event of a change in control (as defined in their respective agreements), 100% of all Restricted Stock granted to an Executive shall accelerate and become fully vested and any and all restrictions on such Restricted Stock shall be terminated.

        The number of shares granted, or eligible for granting, as applicable, to each Executive under the severance and retention program is set forth as follows:

Name	Current Title	Restricted Stock	Performance- Based Stock Award
Wayne Pastore	Senior Vice President and Chief Financial Officer	26,667	13,333
Matthew Dillon	Vice President, Global Services	133,000	66,000
Kathleen Harris	Vice President, Human Resources	33,333	16,667
Richard J. Gaynor	Former Senior Vice President and Chief Financial Officer	200,000	100,000

        Mr. Gaynor resigned as Senior Vice President and Chief Financial Officer, effective February 8, 2010.

        Generally, for each employee, in the event of an Acquisition in which an option is assumed or substituted in the Acquisition, then the number of shares subject to the option that are not then vested shall become accelerated in vesting by 12 months upon the closing of the Acquisition. If an option is not assumed or substituted, then the number of shares that are not then vested shall accelerate in full and become immediately exercisable. In addition, 25% of the number of shares covered by a restricted stock award shall become vested.

  Indemnification Agreements

        In the past, certain of our current and former officers and directors were parties to legal proceedings because of their status as officers and directors. We have generally entered into indemnification agreements with our officers and directors and we may be liable for judgments, fines and expenses in connection with such proceedings, which, in the aggregate, may be material. We have paid legal fees for counsel representing our officers and directors in connection with such prior legal proceedings.

  Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

 Equity Compensation Plan Information

        The following table provides information as of December 31, 2010 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	(A)		(B)	(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	18,177,188	(2)	$4.40	33,896,160	(3)
Equity compensation Plans Not Approved by Stockholders	—		—	—

Total	18,177,188		$4.40	33,896,160

(1)
Consists of the 2007 Plan and the Amended and Restated 2000 Employee Stock Purchase Plan, or the ESPP.

(2)
Excludes purchase rights accruing under the ESPP. The purchase price of the stock under the ESPP is equal to 85% of the market price on the last day of the offering period. Participation is limited to 20% of an employee's eligible compensation, not to exceed amounts allowed by the Code.

(3)
Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2010, 20,069,057 shares of common stock were available for issuance under the 2007 Plan and 13,827,103 shares of common stock were available for issuance under the ESPP. The ESPP incorporates an evergreen provision pursuant to which, on January 1 of each year, the aggregate number of shares reserved for issuance under the ESPP automatically increases by a number equal to the lesser of (i) 2% of the total number of shares of common stock outstanding on December 31 of the preceding year, or (ii) such number as our Board may determine. However, not more than an aggregate of 25,000,000 shares of common stock may be issued pursuant to the ESPP.

TRANSACTIONS WITH RELATED PERSONS

        Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which (i) we were, are or will be a participant; (ii) the amount involved exceeds $120,000, or the transaction was not entered into in the ordinary course of business on an arms-length basis; and (iii) one of our executives, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as "related person," has or will have a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to the General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to effectiveness or consummation of the transaction. If the General Counsel, in consultation with the Chief Executive Officer, determines that advance review and approval is not practicable or desirable for the Company to wait until the next Audit Committee meeting under the circumstances, the policy permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve related person transactions that arise between Audit

Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee. As appropriate for the circumstances, the Committee will review and consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable) but not limited to:

  •
  the materiality and character of the related person's direct and indirect interest in the related person transaction and the actual or apparent conflict of interest of the related person;

  •
  the position or relationship of the related person with us;

  •
  the impact of a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which the director is a partner, shareholder or executive officer;

  •
  the availability of other sources of comparable products or services;

  •
  the opportunity costs of alternative transactions;

  •
  the terms of the transaction, including the approximate dollar value of the amount involved in the related person transaction;

  •
  the commercial reasonableness of the terms of the proposed transaction;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party or to employees generally;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. The Audit Committee may impose any conditions on the Company or the related party that it deems appropriate in connection with approval of the related party transaction.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, our Board has determined that the following types of transactions do not create or involve a material direct or indirect interest on behalf of the related person and are, therefore, not related person transactions for the purposes of our related person transaction policy:

  •
  transactions in which the related person's interest arises only from his or her position as a director of another corporation or organization that is a party to the transaction;

  •
  transactions in which the related person's interest arises only from his or her direct or indirect ownership (plus the equity interest of all other related persons) of less than 10% of the equity interest in another entity (other than a general partnership interest) which is a party to the transaction;

  •
  transactions in which the related person's interest arises solely from his or her ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis;

  •
  compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved, recommended to the Board for approval, by the Compensation Committee of the Board or a group of our independent directors performing a similar function; or

  •
  director compensation arrangements, if such arrangements have been approved by the Board and will be reported pursuant to Item 402(k) of Regulation S-K.

        Our related person transaction policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter. We are not aware of any transactions entered into since the adoption of this policy that did not follow the procedures outlined in the policy.

        Dr. Richard N. Nottenburg, our former President and Chief Executive Officer, serves on the Board of Directors of Comverse Technology ("Comverse"), a worldwide provider of software and systems. Comverse has several majority-owned subsidiaries, including Ulticom, Inc. (which Comverse sold in the fourth quarter of fiscal 2010) and Verint Systems. All three companies are our vendors. We had well-established and ongoing business relationships with these vendors prior to the appointment of Dr. Nottenburg as our then President and Chief Executive Officer effective June 13, 2008. Costs incurred for purchases from these companies, in the aggregate, were $3.9 million for the period from January 1, 2010 through October 12, 2010, $6.5 million for the year ended December 31, 2009 and $3.5 million for the period from June 13, 2008 through December 31, 2008. We had aggregate outstanding accounts payable balances to these companies of $0.2 million at December 31, 2009. We did not have an outstanding accounts payable balance with Comverse or its Verint Systems subsidiary at December 31, 2010. While Dr. Nottenburg is paid as a director of Comverse, he did not have any direct monetary interest in the transactions discussed above.

        We are not aware of any other transactions in 2010 between us and any other related persons that would require review by either the Audit Committee or the Compensation Committee.

AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        We reviewed Sonus' audited financial statements for the fiscal year ended December 31, 2010 and discussed these financial statements with Sonus' management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Sonus' management is responsible for Sonus' financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Sonus' independent registered public accounting firm, Deloitte & Touche LLP, or Deloitte, is responsible for performing an independent audit of Sonus' financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements and issuing a report on the effectiveness of Sonus' internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB.

        Deloitte also provided us with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This Standard requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. We also considered whether Deloitte's provision of other, non-audit related services to Sonus is compatible with maintaining Deloitte's independence.

        Based on its discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Sonus Board of Directors that the audited financial statements and management's report on internal control over financial reporting be included in Sonus' Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by, AUDIT COMMITTEE: John P. Cunningham (Chairman) Howard E. Janzen John A. Schofield Scott E. Schubert

 FEES FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS DURING
FISCAL YEARS ENDED DECEMBER 31, 2010 AND 2009

        The following is a summary of the aggregate fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2010 and 2009 for each of the following categories of professional services:

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees
Audit Fees	$2,323,791	$2,711,480
Audit-Related Fees	—	912,248
Tax Fees	381,366	386,945
All Other Fees	10,000	10,000

Total Fees	$2,715,157	$4,020,673

Audit Fees

        These amounts represent fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting and the services that an independent audit would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees

        Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

Tax Fees

        Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, research and development tax credit compliance, and transfer pricing advice and planning.

All Other Fees

        All other fees consist of professional services other than the services reported above, including fees for our subscription to Deloitte & Touche LLP's on-line accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit an aggregate of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may ratify, without prior approval, certain de minimis non-audit services if the aggregate amount of all such non-audit services provided to us constitutes not more than $5,000 during the fiscal year in which the services are provided. During the fiscal years ended December 31, 2009 and 2008, there were no de minimis non-audit services provided that the Audit Committee subsequently ratified.

        Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and subsequent changes in that ownership with the SEC. Based solely on a review of the copies of reports furnished to us and the written representations of our directors and executive officers, we believe that during the year ended December 31, 2010, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements, except that Matthew Dillon had one report covering one transaction filed late with respect to 2009, one report covering two transactions filed late with respect to 2008 and one report amending one transaction with respect to 2007.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2012 PROXY STATEMENT

        To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2012, stockholder proposals must be received at our principal executive offices no later than December 22, 2011, which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 2, 2011, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2012 ANNUAL MEETING

        According to our Amended and Restated By-laws, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2012 annual meeting of stockholders but not included in the Proxy Statement by the close of business on March 4, 2012, but not before February 3, 2012, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2011 annual meeting of stockholders. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2012 annual meeting of stockholders is scheduled to be held on a date before May 3, 2012, or after August 11, 2012, which are dates 30 days before or 70 days after the first anniversary of our 2011 annual meeting of stockholders, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards may not be presented at the 2012 annual meeting of stockholders.

 STOCKHOLDERS SHARING THE SAME ADDRESS

        We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

        We will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

        If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

        Our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on March 10, 2011, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 4 Technology Park Drive, Westford, MA 01886.

 OTHER MATTERS

        Our Board knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

        We will pay the costs of soliciting proxies from stockholders. We have not engaged any third party as our proxy solicitor to help us solicit proxies from brokers, bank nominees and other institutions. In addition to soliciting proxies by mail, our directors, executive officers and regular employees may solicit proxies, either personally, by facsimile or by telephone, on our behalf, without additional compensation, other than the time expended and telephone charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts	Wayne Pastore
April 19, 2011	Senior Vice President and Chief Financial Officer

ANNUAL MEETING OF STOCKHOLDERS OF

SONUS NETWORKS, INC.

June 2, 2011

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and 2010 Annual Report are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided if you are not voting via the telephone or Internet.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 19, 2011, and hereby appoint(s) Mr. Raymond P. Dolan and Mr. Wayne Pastore, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of Sonus Networks, Inc. to be held on Thursday, June 2, 2011 at 10:00 a.m., local time, at The Westin Waltham Boston, 70 Third Avenue, Waltham, Massachusetts and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy will be voted as directed, or if no direction is indicated, will be voted FOR the proposals specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE (Your vote by proxy must be returned prior to the annual meeting on June 2, 2011)	SEE REVERSE SIDE

SONUS NETWORKS, INC.

4 TECHNOLOGY PARK DRIVE

WESTFORD, MA 01886

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time on June 1, 2011. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time on June 1, 2011. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except
1.	To elect eight (8) Directors:
	Nominees:	☐	☐	☐
01) James K. Brewington
02) John P. Cunningham
03) Raymond P. Dolan
04) Beatriz V. Infante
05) Howard E. Janzen
06) John A. Schofield
07) Scott E. Schubert
08) H. Brian Thompson

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks’ independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
		For	Against	Abstain
3.

To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as discussed in the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narratives contained in the Proxy Statement.

		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
4.	To approve, on a non-binding advisory basis, the frequency with which to hold future advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

The Board of Directors recommends a vote “FOR” the election of each of the nominees to the Board (Proposal 1), “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks’ independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 2), “FOR” the approval, on a non-binding advisory basis, of the compensation paid to the named executive officers, as disclosed in the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narratives contained in the Proxy Statement (Proposal 3), and “FOR” the approval of holding, on a non-binding advisory basis, future advisory votes on the compensation of the Company’s named executive officers every year (Proposal 4).

Note: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments or postponements thereof.

(Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date